Exhibit 2.1
EXECUTION COPY
SHARE PURCHASE AGREEMENT
By and Among
WILLBROS USA, INC.,
WILLBROS GROUP, INC.,
INTEGRATED SERVICE COMPANY LLC,
THE SHAREHOLDERS
and
THE SHAREHOLDERS’ REPRESENTATIVE
NAMED HEREIN
Dated October 31, 2007

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EXECUTION COPY
SHARE PURCHASE AGREEMENT
     THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of October 31, 2007, by and among Willbros USA, Inc., a Delaware corporation (the “Buyer”), Willbros Group, Inc., a Republic of Panama corporation (“WGI”, but WGI is a party hereto only for the purposes of Sections 1.01(a)(ii), 1.02(b)(vi), 5.08, 7.07, 7.08 and 7.09 below), Integrated Service Company LLC, an Oklahoma limited liability company (the “Company”), the Persons listed on the Shareholders Schedule attached hereto (the “Shareholders Schedule”) (collectively referred to herein as the “Shareholders” and individually as a “Shareholder”), and the Shareholders’ Representative (as defined herein), solely in his capacity as the Shareholders’ Representative. Unless otherwise provided, capitalized terms used herein are defined in Article 10 below.
     The Shareholders own all of the issued and outstanding shares of limited liability company membership interest of the Company, as described in the Company Operating Agreement (as defined below), which, as of the date hereof, consist of 908,500 shares of membership interest, as set forth on the Shareholders Schedule (the “Shares”).
     Subject to the terms and conditions set forth herein, the Buyer desires to acquire from the Shareholders, and the Shareholders desire to sell to the Buyer, the Shares.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
PURCHASE AND SALE OF SHARES
1.01	Purchase and Sale of the Shares.
(a) On the terms, and subject to the conditions, set forth in this Agreement, the Shareholders agree to sell, assign, transfer and deliver to the Buyer on the Closing Date, and the Buyer agrees to purchase from the Shareholders on the Closing Date, the Shares, free and clear of all Liens. The aggregate consideration to be delivered at the Closing by the Buyer to the Shareholders for the Shares shall be $225,000,000 (the “Purchase Price”), consisting of (i) an amount of cash equal to $202,500,000, minus (1) the amount of the Aggregate Stock Rights Payments to be paid pursuant to Section 1.02(b)(iii) below, minus (2) the amount of the Financial Advisory Fees and Transaction Expenses to be paid pursuant to Section 1.02(b)(iv) below, and minus (3) the aggregate amount of the Shareholder Loans (that shall be deemed satisfied in full by the obligors on such loans at Closing, by virtue of this deduction from the Purchase Price) (the “Cash Price”); and (ii) 637,475 shares of WGI Common Stock. Notwithstanding the foregoing, a part of the Cash Price equal to the Escrow Amount shall be deposited with the Escrow Agent pursuant to Section 1.02(b)(v) below, and the Cash Price will be subject to adjustment as set forth in Sections 1.01(b), (c) and (d) below.

(b)     Closing Date Adjustment.
(i) At the Closing, the Cash Price will be adjusted dollar-for-dollar as set forth in this Section 1.01(b). Not less than ten (10) business days prior to the Closing Date, the Company will, in accordance with GAAP, using the process identified in the Working Capital Computation exhibit attached hereto as Exhibit A, estimate the Company’s Working Capital as of the close of business on the day immediately preceding the Closing Date, consistent with the Company’s historical practices, and deliver to the Buyer a certificate, signed by the chief financial officer of the Company, setting forth the calculation thereof. The amount of Working Capital as estimated pursuant to this Section 1.01(b)(i) is referred to herein as “Estimated Working Capital.” The Actual Working Capital and the Estimated Working Capital shall treat the Shareholder Loans as having been repaid and shall credit the aggregate amount of the Shareholder Loans as a current asset, without duplication. In the event the Buyer objects to the calculation of Estimated Working Capital, the Shareholders’ Representative and the Buyer, and their respective representatives, shall resolve such objection prior to Closing in a mutually agreeable manner.
(ii) At the Closing: (A) if Estimated Working Capital is less than Target Working Capital, then the Cash Price will be decreased by the amount of such deficiency; and (B) if Estimated Working Capital is greater than Target Working Capital, then the Cash Price will be increased by the amount of such excess.
(c)	Post-Closing Determination.
(i) Within eighty (80) days after the Closing Date, the Buyer will conduct a review of Working Capital as of the close of business on the day immediately preceding the Closing Date and will prepare and deliver to the Shareholders’ Representative a computation of the amount of Working Capital as of the close of business on the day immediately preceding the Closing Date (the “Draft Working Capital Statement”), and will deliver to the Shareholders’ Representative a certificate, signed by a senior officer of the Company, setting forth the calculation thereof. The Buyer will, upon request of the Shareholders’ Representative, make available to the Shareholders’ Representative and his auditors, all books, records and work papers used in preparing the Draft Working Capital Statement.
(ii) If the Shareholders’ Representative disagrees with the Buyer’s computation of Working Capital reflected on the Draft Working Capital Statement, the Shareholders’ Representative may, within thirty (30) days after receipt of the Draft Working Capital Statement, deliver a notice (an “Objection Notice”) to the Buyer setting forth the Shareholders’ Representative’s disagreements in reasonable detail with respect to the calculation of the Working Capital. If the Shareholders’ Representative fails to deliver an Objection Notice by the end of such thirty (30) day period, the Shareholders’ Representative shall be deemed to have accepted the Buyer’s calculation of Working Capital. If an Objection Notice is delivered, the Buyer, on the one hand, and the Shareholders’ Representative, on the other hand, will use reasonable efforts to resolve any disagreements as to the computation of Working Capital, but if they do not obtain a final resolution within fifteen (15)

days after the Buyer has received the Objection Notice, either the Buyer or the Shareholders’ Representative may refer the disagreements to the accounting firm of BKD, LLP (the “Firm”), to resolve any remaining disagreements. The Buyer and the Shareholders’ Representative will direct the Firm to render a determination within thirty (30) days of its retention, and the Buyer, the Shareholders’ Representative and their respective employees and agents will cooperate with the Firm during its engagement. The Firm will consider only those items and amounts in the Draft Working Capital Statement set forth in the Objection Notice, which the Buyer and the Shareholders’ Representative are unable to resolve. The Buyer, on the one hand, and the Shareholders’ Representative, on the other hand, shall each submit a binder to the Firm promptly (and in any event within fifteen (15) days after the Firm’s engagement), which binder shall contain their respective computations of Working Capital and information, arguments and support for their respective positions. The Firm shall review such binders and base its determination solely on them in accordance with GAAP and in accordance with the definition of Working Capital set forth herein. In resolving any disputed item, the Firm may not assign a value to any item greater than the greatest value for such item claimed by the Buyer or the Shareholders’ Representative, or less than the smallest value for such item claimed by the Buyer or the Shareholders’ Representative. The determination by the Firm will be conclusive and binding upon the Buyer, the Company and the Shareholders. The amount of Working Capital as finally determined pursuant to this Section 1.01(c)(ii) is referred to herein as “Actual Working Capital.”
(iii) The cost of the determination of the disputed items by the Firm shall be borne one-half (1/2) by the Shareholders on the one hand (which amount shall be paid from the Escrow Amount), and one-half (1/2) by the Buyer on the other hand.
(d) Post-Closing Adjustment. If Actual Working Capital is greater than Estimated Working Capital, the Buyer shall, within ten (10) business days after the determination thereof, pay to the Shareholders’ Representative, for distribution to the Shareholders in accordance with their respective Allocable Portions thereof, an amount equal to Actual Working Capital minus Estimated Working Capital. If Actual Working Capital is less than Estimated Working Capital, the Shareholders shall, in accordance with their respective Allocable Portions, within five (5) business days after the determination thereof, pay to the Buyer an amount equal to Estimated Working Capital minus Actual Working Capital. Such payments will be made by wire transfer or delivery of other immediately available funds; provided, that, if it is determined that the Shareholders are required to pay any amount to the Buyer pursuant to this Section 1.01(d), either the Shareholders’ Representative or the Buyer may direct the Escrow Agent to pay such amounts from the Escrow Amount in accordance with the terms of this Agreement and the Escrow Agreement.

1.02	The Closing.
(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C., 320 South Boston Avenue, Suite 400, Tulsa, Oklahoma 74103 at 10:00 A.M. on November 16, 2007, or such later date as all of the conditions to Closing have been satisfied, subject to the terms of Article 8, or at such other location, as may be mutually agreeable to the Buyer and the Shareholders’ Representative. The date and time of the Closing are herein referred to as the “Closing Date.”
(b) Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following “Closing Transactions” on the Closing Date:
(i) the Shareholders shall deliver to the Buyer the certificates representing the Shares, in the amounts set forth on the Shareholders Schedule, duly endorsed for transfer or accompanied by duly executed assignments;
(ii) the Buyer shall deliver the Cash Price (as adjusted in accordance with Section 1.01(b) above), less the Escrow Amount, to the Shareholders, in the amounts set forth on the Shareholders Schedule, by wire transfer of immediately available funds to the account designated by the Shareholders’ Representative;
(iii) the Buyer shall pay, or cause to be paid, on behalf of the Company, at Closing, all amounts necessary to satisfy the Aggregate Stock Rights Payments to be identified on the Stock Rights Statement, to each Stock Rights Participant, upon the receipt of a release in the form attached hereto as Exhibit B from each such participant, including the Net Stock Rights Payments (which payments shall be made by check), and the Stock Rights Withholding Amount with respect to each participant, that the Buyer shall withhold and remit to the proper taxing authorities;
(iv) the Buyer shall pay, or cause to be paid, on behalf of the Company, the amount of the Financial Advisory Fees and Transaction Expenses by wire transfer of immediately available funds, as directed by the Shareholders’ Representative at or prior to the Closing;
(v) the Buyer shall deposit a portion of the Cash Price with the Bank of Oklahoma, N.A., as escrow agent (the “Escrow Agent”), equal to $20,000,000 (the “Escrow Amount”), for the purpose of securing the obligations of the Shareholders hereunder, including but not limited to the obligations of the Shareholders pursuant to Section 1.01(d) above and Article 9 below; the earnings on the Escrow Amount shall be retained by the Escrow Agent along with the Escrow Amount and paid out as set out in Section 9.02 below; the Escrow Amount shall be subject to the terms and conditions of this Agreement and the Escrow Agreement in the form attached hereto as Exhibit C (the “Escrow Agreement”);

(vi) WGI shall (a) deliver the shares of WGI Common Stock described in Section 1.01(a) above to the Shareholders, in accordance with the Shareholders Schedule, and (b) list such shares with the New York Stock Exchange;
(vii) each Shareholder shall deliver to the Buyer a sworn affidavit, in the form attached hereto as Exhibit D as required by Section 1445 of the Code, confirming that he, she or it is a “United States Person” within the meaning of Section 7701(a)(30) of the Code, that he, she or it is not a foreign person within the meaning of Section 1445(b) of the Code, and setting forth the Shareholder’s taxpayer identification number and address in the United States;
(viii) each Key Executive of the Company shall have executed and delivered an Employment Agreement with the Company, containing non-compete and non-solicitation provisions, substantially in the form attached hereto as Exhibit E;
(ix) the Buyer shall have obtained and delivered to the Company, replacement letters of credit and replacement performance bonds, in accordance with the requirements of Section 7.04 below;
(x) the Buyer, the Company and the Shareholders shall make such other deliveries as are required by and in accordance with this Agreement; and
(xi) each Shareholder shall deliver to the Buyer an Investment Representation Letter.
1.03	Allocation of Purchase Price.
(a) The Purchase Price shall be allocated among the Shareholders as set forth on the Shareholders Schedule. No Shares will be allocated to any Shareholder who is not an “Accredited Investor”, within the meaning of Rule 501(a) of Regulation D, promulgated under the Securities Act.
(b) The Buyer and the Shareholders agree that not less than five (5) business days prior to the Closing Date, the Purchase Price shall be allocated among the Company’s assets by the mutual agreement of the Buyer and the Shareholders’ Representative, in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or foreign law, as appropriate) (the “Closing Purchase Price Allocation”). The Closing Purchase Price Allocation shall be binding on the Buyer and the Shareholders, and the Buyer and the Shareholders shall report, act and file Tax Returns (including without limitation Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation. After the Closing Date, neither the Buyer nor any Shareholder shall take any position in any Tax Return, report, or form, including without limitation any amendments thereto, that is inconsistent with the Closing Purchase Price Allocation.

ARTICLE 2
CONDITIONS TO CLOSING
2.01 Conditions to the Buyer’s Obligations. The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date, any or all of which may be waived by the Buyer:
(a) the representations and warranties set forth in Article 3 and Article 4 hereof shall be true and correct at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties, except for representations and warranties that speak as of a specific date or time (which need only be true and correct on the Closing Date but as of such specific date or time);
(b) the Company and the Shareholders shall have performed, and complied in all material respects with, all of the covenants and agreements required to be performed and complied with by them under this Agreement at or prior to the Closing;
(c) all regulatory filings, all consents, all authorizations and all approvals that are required for the consummation of the transactions contemplated hereby, including without limitation, the expiration or termination of the waiting period under the HSR Act, if applicable, shall have been made and obtained;
(d) each Key Executive of the Company shall have executed and delivered an Employment Agreement with the Company, containing non-compete and non-solicitation provisions, substantially in the form attached hereto as Exhibit E;
(e) the Shareholders’ Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement;
(f) the Company shall have terminated the Company’s Stock Option Plan, dated January 1, 2006, and Company’s Stock Rights Plan, dated January 1, 2006, without any liability to the Company, other than the amounts to be paid at Closing pursuant to Section 1.02(b)(iii) above;
(g) the Closing Transactions described in Section 1.02(b) above shall have been completed;
(h) the Buyer shall have obtained the necessary financing to fund the Purchase Price and all of the Buyer’s other obligations in connection with this Agreement, on terms and conditions acceptable to the Buyer in its sole discretion; and
(i) the President of the Company (in his capacity as an officer of the Company and not in a personal capacity) shall have delivered to the Buyer each of the following:

(i) a certificate of the Company in the form set forth in Exhibit F attached hereto, dated the Closing Date, stating that the conditions specified in Sections 2.01(a) and (b) hereof have been satisfied; and
(ii) a certificate of the Company confirming that the Closing Transactions described in Section 1.02(b) above shall have been completed.
     (j) each Shareholder shall have delivered to the Buyer each of the following:
(i) a certificate in the form set forth in Exhibit I attached hereto, dated the Closing Date, stating that the conditions specified in Sections 2.01(a) and (b) with respect to that Shareholder have been satisfied; and
(ii) the certificates representing the Shares of that Shareholder, duly endorsed for transfer or accompanied by duly executed assignments.
In the event (i) all of the conditions to the Buyer’s obligation to consummate the transactions contemplated by this Agreement, as set forth in this Section 2.01 have been satisfied, (ii) the Shareholders are prepared to close under this Agreement, and (iii) the Buyer refuses to close under this Agreement, the Buyer shall be considered to be in breach of this Agreement and shall pay to the Company a break-up fee in the amount of $5,000,000, as liquidated damages, which payment shall constitute the Shareholders’ and the Company’s sole remedy in respect of such breach by the Buyer.
2.02 Conditions to the Shareholders’ Obligations. The obligations of the Shareholders to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or prior to the Closing Date, any or all of which may be waived by the Shareholders’ Representative:
(a) the representations and warranties set forth in Article 5 hereof shall be true and correct at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties except for representations and warranties that speak as of a specific date or time (which need only be true and correct on the Closing Date but as of such specific date or time);
(b) the Buyer shall have performed, and complied in all material respects, with all the covenants and agreements required to be performed and complied with by it under this Agreement at or prior to the Closing;
(c) all regulatory filings, all consents, all authorizations and all approvals that are required for the consummation of the transactions contemplated hereby, including without limitation, the expiration or termination of the waiting period under the HSR Act, if applicable, shall have been duly made and obtained;
(d) the Company shall have executed and delivered an Employment Agreement with each of the Key Executives containing non-compete and non-solicitation provisions, substantially in the form attached hereto as Exhibit E;

(e) the Buyer shall have delivered to the Shareholders’ Representative a certificate in the form set forth as Exhibit G attached hereto, dated the Closing Date, stating that the conditions specified in Sections 2.02(a) and (b) hereof have been satisfied;
(f) the Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement;
(g) the Closing Transactions described in Section 1.02(b) above shall have been completed; and
(h) the Buyer shall have delivered to the Shareholders’ Representative a certificate of the Buyer confirming that the Closing Transactions set forth in Section 1.02(b) above shall have been completed.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF EACH SHAREHOLDER
     Each Shareholder, solely for himself, herself or itself, represents and warrants to the Buyer as follows:
3.01 Execution and Delivery; Valid and Binding Agreements. This Agreement has been duly executed and delivered by such Shareholder, and, assuming that this Agreement is the valid and binding agreement of the Buyer and each other Shareholder, this Agreement constitutes the valid and binding obligation of such Shareholder, enforceable in accordance with its terms (subject to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws now or hereafter in effect relating to creditors’ rights generally and general principles of equity).
3.02 Authority; Organization. Such Shareholder has all requisite power and authority and full legal capacity to execute and deliver this Agreement and to perform his, her or its obligations hereunder (including, without limitation, all right, power, capacity and authority to sell, transfer and convey the Shares held by such Shareholder, as provided by this Agreement, subject only to applicable federal and state securities laws).
3.03 No Violation. Except as set forth on the attached Schedule 3.03, such Shareholder is not subject to or obligated under any applicable law, rule or regulation of any governmental authority, or any agreement or instrument, or any license, franchise or permit, which would be breached or violated in any material respect by such Shareholders’ execution, delivery or performance of this Agreement.
3.04 Ownership of the Shares. Such Shareholder is the sole record and beneficial owner of the Shares as set forth opposite his, her or its name on the attached Shareholders Schedule, free and clear of all claims, pledges, mortgages, security interests, liens, charges, encumbrances, options, proxies, voting trusts, shareholder agreements and/or other agreements of any kind (collectively, “Liens”). On the Closing Date, such Shareholder shall transfer to the Buyer good title to the Shares as set forth opposite his, her or its name on the attached Shareholders Schedule, free and clear of Liens, other than applicable federal and state securities laws.

3.05 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of such Shareholder, threatened against such Shareholder, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and such Shareholder is not subject to any outstanding judgment, order or decree of any court or governmental body, that could reasonably be expected to prevent or interfere with or delay such Shareholders’ ability to perform his, her or its obligations hereunder.
3.06 WGI Common Stock. Such Shareholder acknowledges and agrees that any shares of WGI Common Stock received by such Shareholder hereunder will not be registered, will be restricted in accordance with applicable securities laws, and may not be sold by such Shareholder for a period of one (1) year after the Closing Date, and thereafter may be sold only in accordance with applicable securities laws. Such Shareholder is acquiring any shares of WGI Common Stock hereunder for such Shareholder’s own account for investment and not with a view to, or for sale in connection with, the distribution thereof, except in compliance with applicable securities laws.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY AND ITS
SUBSIDIARIES
     The Shareholders (on a several and not on a joint and several basis, based upon such Shareholders Allocable Portion set forth on the Shareholders Schedule attached hereto) and the Company, represent and warrant to the Buyer as follows:
4.01 Organization and Power. The Company is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Oklahoma, and the Company has all requisite power and authority necessary to own and operate its properties and to carry on its businesses as now conducted. The Company is qualified to do business and is in good standing in each jurisdiction in which such qualification is required, except for such failures to be so qualified as would not, individually or in the aggregate, have a Material Adverse Effect. The Company has made available to the Buyer complete and correct copies of the governing organizational documents of the Company, as currently in effect.
4.02 Subsidiaries. Except as set forth on the attached Schedule 4.02, neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, equity interest, partnership interest or joint venture interest or other equity ownership interest in any other organization or entity. Schedule 4.02 sets forth the name of each Subsidiary of the Company, the jurisdiction of its organization, and the Persons owning the outstanding equity of such Subsidiary. Each Subsidiary is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, has all requisite power and authority necessary to own and operate its properties and to carry on its businesses as now conducted, and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify, except for failures to be so qualified as would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any obligation to acquire any capital stock or other ownership interest in any corporation, limited liability company, partnership, joint venture or other Person that is not a

Subsidiary of the Company. For purposes of this Agreement, the term “Subsidiary” shall mean with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any manager, managing director or general partner of such business entity (other than a corporation); and the term “Subsidiary” shall include all Subsidiaries of any Subsidiary.
4.03 Authorization; No Breach. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly authorized by the board of directors of the Company and no other action on the part of the Company is necessary in order to authorize the performance by the Company of its obligations hereunder. Except as set forth on the attached Schedule 4.03, the execution, delivery and performance of this Agreement by the Company do not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon any assets of the Company, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of (i) the Company’s governing organizational documents (e.g., Company Operating Agreement, etc.), (ii) any indenture, mortgage, lease, loan agreement or other agreement or instrument to which the Company is bound, or (iii) any law, statute, rule or regulation or order, judgment or decree to which the Company is subject, except in the case of clause (ii) or (iii) above, for such conflicts, breaches, defaults or violations as would not, individually or in the aggregate, have a Material Adverse Effect. Assuming that this Agreement is a valid and binding obligation of the Buyer, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms (subject to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws now or hereafter in effect relating to creditors’ rights generally and general principles of equity).
4.04 Capitalization. The issued and outstanding equity interests of the Company consist exclusively of the Shares. As set forth on the Shareholders Schedule attached hereto, all of the Shares are solely owned of record by the Shareholders, free and clear of all Liens and/or other arrangements or restrictions whatsoever. All issued and outstanding shares of capital stock and other equity interests of the Company’s Subsidiaries are owned of record and beneficially by the Company or one of its Subsidiaries, in each case free and clear of all Liens and/or other arrangements or restrictions whatsoever. All of the Shares and all of the outstanding shares of the capital stock and other equity interests of each of the Company’s Subsidiaries have been duly authorized and are validly issued, fully paid and non-assessable and free of preemptive rights. Other than the Shares, the Company does not have any other equity securities that are authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company. Except for the preferential purchase rights set forth in Sections 10.7 and 10.8 of the Company Operating Agreement, there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase, redeem or otherwise acquire any shares of capital stock or other equity securities of the Company or any Subsidiary of any kind. There are no agreements or other obligations (contingent or otherwise) which require the Company or any Subsidiary to repurchase, redeem or otherwise acquire any of the Shares.
4.05	Financial Statements and Undisclosed Liabilities.
(a) The Company has furnished the Buyer with copies of (i) its unaudited consolidated balance sheet as of September 30, 2007, and the related statement of income for the nine (9) month period then ended (such balance sheet referred to herein as the “Latest Balance Sheet”) and (ii) its audited consolidated balance sheet and consolidated statement of income for the twelve (12) month period ended December 31, 2006 (collectively, the “Financial Statements”). Except as set forth on the attached Schedule 4.05, the Financial Statements are based upon the information contained in the Company’s books and records, have been prepared in accordance with GAAP, consistently applied, and present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries as of the dates and for the periods referred to therein.
(b) Except as set forth on the attached Schedule 4.05, neither the Company nor any of its Subsidiaries has any liabilities, except for: (i) liabilities set forth on the Latest Balance Sheet; (ii) liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business; (iii) liabilities under contracts (whether written or oral) entered into in the ordinary course of business; (iv) liabilities and contingencies relating to any of the litigation matters or proceedings disclosed on Schedule 4.11; and (v) other liabilities disclosed in this Agreement.
(c) Except as set forth on the attached Schedule 4.05, neither the Company nor any of its Subsidiaries has any liability: (i) in respect of borrowed money, including without limitation unpaid interest, fees and expenses related thereto; (ii) evidenced by a note, debenture or similar instrument; (iii) for the payment of money relating to any capitalized lease obligation; (iv) for the deferred purchase price of goods or services, or for any trade or barter arrangement; (v) under any interest rate, currency or commodity hedging, swap or similar derivative transaction; (vi) for any guarantee or arrangement having the economic effect of a guarantee by the Company and/or any of its Subsidiaries of any Person; or (vii) which is secured by a Lien on property owned, utilized or operated by the Company and/or any of its Subsidiaries, the aggregate of which is collectively referred to herein as “Bank Debt”. Neither the Company nor any of its Subsidiaries has any liability for bonuses or incentive compensation payments to employees of the Company or any of its Subsidiaries as a result of the transaction described in this Agreement.
(d) The attached Schedule 4.05(d) sets forth all outstanding letters of credit and performance bonds issued by third parties for the benefit of the Company and its Subsidiaries (the “Letters of Credit/Performance Bonds”). No claims have been made against the Letters of Credit/Performance Bonds or the Company, or any of its Subsidiaries, in connection with the Letters of Credit/Performance Bonds, and to the Knowledge of the Company, no such claims are threatened.

(e) The Stock Rights Statement correctly sets forth the name of each Stock Rights Participant, the number of Units (as defined in the Stock Rights Plan) granted to such Stock Rights Participant, the date on which each such Unit was granted and the Estimated Value (as defined in the Stock Rights Plan) of each such Unit as of the date of grant. Neither the Company nor any of its Subsidiaries has any obligation in connection with the Stock Rights Plan that is not listed in the Stock Rights Statement.
4.06 Absence of Certain Developments. Since the date of the Latest Balance Sheet, there has not been any event which has given rise to, or would reasonably be expected to give rise to, a Material Adverse Change. Except as set forth on the attached Schedule 4.06 and except as expressly contemplated by this Agreement, since the date of the Latest Balance Sheet, the Company has carried on its and its Subsidiaries’ respective businesses according to their normal and ordinary course in all material respects, and neither the Company nor any Subsidiary has:
(a) amended its governing or organizational documents;
(b) borrowed any amount or incurred or become subject to any Material liabilities (including without limitation by way of guarantee), except liabilities incurred in the ordinary course of business, liabilities under contracts entered into in the ordinary course of business and borrowings from banks (or similar financial institutions) necessary to meet ordinary course working capital requirements;
(c) mortgaged, pledged or subjected to any Lien, any asset of the Company or any of its Subsidiaries, except Liens for current property taxes not yet due and payable;
(d) sold, assigned or transferred any tangible assets with a fair market or book value in excess of $50,000, in the aggregate, except for sales in the ordinary course of business consistent with past practice;
(e) sold, assigned, transferred or licensed any patent, trademark, trade name, copyright, trade secret or other intangible asset;
(f) suffered any Material extraordinary losses or waived any rights of Material value;
(g) settled any Material claim, Material litigation or Material action pending against the Company or any of its Subsidiaries;
(h) issued, sold or transferred any of the Shares or any other equity securities of the Company or any of its Subsidiaries, securities convertible into its equity securities of the Company or any of its Subsidiaries, or warrants, options or other rights to acquire equity securities or bonds or debt securities of the Company or any of its Subsidiaries;
(i) declared or paid any dividend or distribution on the Shares or any other equity securities of the Company, or redeemed or purchased any of the Shares or any other equity securities of the Company;

(j) effected any recapitalization, reclassification, equity dividend, equity split or like change in its capitalization;
(k) made any capital expenditure or commitment, exceeding $50,000 per expenditure or commitment, or $100,000 in the aggregate, in excess of budgeted capital expenditure items reflected in the 2007 budget, as revised and delivered to the Buyer;
(l) entered into any other Material transaction, except in the ordinary course of business;
(m) granted any increase in compensation to any of its officers or employees, except pursuant to any existing contract, or entered into any employment, bonus, severance or termination agreement with any officer or employee of the Company;
(n) made any bonus, retirement or profit sharing distribution or payment of any kind, outside the ordinary course of business consistent with past practice, from sources other than tax-qualified retirement plans;
(o) changed any method of accounting or accounting practices (including without limitation billing or collection practices used by the Company and its Subsidiaries), or made or rescinded any Tax election or changed any method of accounting for federal or state income tax purposes; or
(p) entered into any agreement that limits or restrains the Company or its Subsidiaries from engaging or competing in any line of business or in any geographic area or location.
4.07	Title to Properties.
(a) The real property subject to the leases described on the attached Schedule 4.07(a), constitutes all of the Leased Real Property utilized by the Company and/or any of its Subsidiaries.
(b) The leases described on Schedule 4.07(a) are binding, enforceable and in full force and effect, and the Company or a Subsidiary holds a valid and existing leasehold interest under each of such leases for the term set forth on Schedule 4.07(a). The Company has made available to the Buyer complete and accurate copies of each of the leases described on Schedule 4.07(a), and none of such leases has been modified in any material respect, except to the extent that such modifications are disclosed by the copies made available to the Buyer. Except for such minor exceptions which are not individually or in the aggregate material, neither the Company nor any Subsidiary is in default under any of such leases. To the Knowledge of the Company, there exists no event, occurrence or condition which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under any such lease.
(c) The real property that is owned by the Company and/or any of its Subsidiaries is described on the attached Schedule 4.07(c) (the “Owned Real Estate”).

(d) Except as set forth on the attached Schedule 4.07(d), the Company or its Subsidiary, as applicable, has good and marketable title to the Owned Real Estate, free and clear of all Liens, except for those Liens that would not materially impair the Company’s use of any such Owned Real Estate.
(e) Except as set forth on the attached Schedule 4.07(e), the Company or its Subsidiary, as applicable, has good title to the tangible personal property assets of the Company and/or its Subsidiaries listed on Schedule 4.07(e), free and clear of all Liens, except for those Liens that would not materially impair the use of any such assets. The tangible personal property assets that are owned by or leased to the Company and/or its Subsidiaries are listed and so identified on the attached Schedule 4.07(e).
4.08	Tax Matters. Except as set forth on the attached Schedule 4.08:
(a) The Company and its Subsidiaries have filed all Tax Returns which are required to be filed by them. All Taxes shown as due on such Tax Returns have been timely paid. All such Tax Returns are true, correct and complete in all material respects. The Company and its Subsidiaries have withheld and paid over to the appropriate taxing authority, all Taxes which they are required to withhold from amounts paid or owing to any employee, creditor or other third party. Since the date of the Latest Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any Material liability for Taxes, other than in the ordinary course of business.
(b) Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to any Taxes, or agreed to any extension of time with respect to any Tax assessment or deficiency.
(c) No audit or administrative or judicial proceeding is pending or being conducted, or, to the Company’s Knowledge, is threatened with respect to the Company or any of its Subsidiaries; and there are no material unresolved questions or claims concerning any Tax liability of the Company or any of its Subsidiaries.
(d) Neither the IRS nor any other governmental authority has asserted or is now asserting against the Company or any of its Subsidiaries, any deficiency or claim for additional Taxes. No claim has been made to the Company or any of its Subsidiaries by a Tax authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns, that the Company or such Subsidiary, as applicable, is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable. Neither the Company nor any of its Subsidiaries has, within the last five (5) years, entered into a closing agreement with the IRS pursuant to Section 7121 of the Code.
(e) Since its inception, the Company has been treated as a partnership for federal income tax purposes.

4.09	Contracts.
(a) Except for the contracts identified on the attached Schedule 4.09 (the “Contracts”), neither the Company nor any of its Subsidiaries is a party to any: (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as described in Section 4.14 below or Schedule 4.14; (iii) equity purchase, option plan or similar plan; (iv) written contract for the employment of any officer, individual employee or other person on a full-time, part-time or consulting basis; (v) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any portion of the assets of the Company or any of its Subsidiaries; (vi) guaranty of any obligation for borrowed money or other guaranty; (vii) contract which requires the Company or any of its Subsidiaries to indemnify or hold harmless any Person; (viii) lease or agreement under which it is lessee of, or holds or operates any property owned by any other party; (ix) lease or agreement under which it is lessor of or permits any third party to hold or operate any property; (x) contract or group of related contracts with the same party for the purchase of products or services, under which the undelivered balance of such products and services has a selling price in excess of $750,000; (xi) contract or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $750,000; (xii) contract which prohibits the Company or any of its Subsidiaries, from freely engaging in business anywhere in the world (including without limitation any restriction on operating in any line of business or in any geographic area); (xiii) contract with any officer or director of the Company or any of its Subsidiaries or any of the Shareholders (other than for employment on customary terms), or any other Affiliate of the Company or the Shareholders; (xiv) contract which provides for an earn-out or similar contingent obligation of the Company or any of its Subsidiaries; or (xv) contract relating to any joint venture or partnership arrangement between the Company or any of its Subsidiaries and a third party.
(b) The Buyer either has been supplied with, or has been given access to, a true and correct copy of all Contracts which are referred to in this Section 4.09, together with all material amendments thereto.
(c) Neither the Company nor any Subsidiary is in breach or default under any Contract listed (or which should be listed) on Schedule 4.09, except for such breaches or defaults which are not, individually or on the aggregate, material. The Company has no Knowledge of any breach or default by the other parties to any Contract listed (or which should be listed) on Schedule 4.09, except for such breaches or defaults which are not, individually or on the aggregate, material.
(d) Each Contract listed on Schedule 4.09 is in full force and effect and constitutes a legal, valid and binding obligation of the Company or one of its Subsidiaries, as applicable (subject to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws now or hereafter in effect relating to creditors’ rights generally and general principles of equity). To the Company’s Knowledge, no counterparty to any Contract listed on Schedule 4.09 has indicated its intention to terminate or not to renew any such contract.

4.10	Intellectual Property.
(a) A correct list of all registered trademarks, copyrights and applications therefor, and all issued patents and applications therefor, owned or used by the Company or any of its Subsidiaries, is set forth on the attached Schedule 4.10. Except as set forth on Schedule 4.10, the consummation of the transactions described in this Agreement will not result in the loss or impairment of the right to own or use any Intellectual Property Rights used in the operation of the businesses of the Company and its Subsidiaries.
(b) Neither the Company nor any of its Subsidiaries has interfered with, infringed upon, misappropriated, or violated any Intellectual Property Rights of any third party, and neither the Company nor any of its Subsidiaries has received any complaint, claim, demand, invitation to take a license or notice alleging or otherwise relating to or in connection with any such interference, infringement, misappropriation, or violation. To the Company’s Knowledge, no third party has interfered with, infringed upon, misappropriated, or violated any Intellectual Property Rights of the Company or any of its Subsidiaries.
(c) Except as set forth on Schedule 4.10: (i) neither the Company nor any of its Subsidiaries has received any written notice from any Person pertaining to or challenging the right of the Company or any of its Subsidiaries to use any Intellectual Property Rights; (ii) there are no material Intellectual Property Rights that are necessary for the operation or continued operation of the business of the Company or any of its Subsidiaries for which the Company or such Subsidiary does not hold valid and continuing authority in connection with the use thereof; (iii) neither the Company or any of its Subsidiaries owns or uses any Intellectual Property Rights pursuant to a license or has granted any Person any rights to use Intellectual Property Rights; (iv) no employee of the Company or any of its Subsidiaries is subject to any agreement with a prior employer or other Person that in any way adversely affects or will adversely affect the business of the Company or any of its Subsidiaries or the performance of the employee’s duties as an employee; and (v) the Company has taken all reasonable precautions to protect the secrecy, confidentiality and value of its Intellectual Property Rights.
4.11 Litigation. Except as set forth on the attached Schedule 4.11, there are no lawsuits, actions, suits, claims or proceedings pending by or against the Company or any of its Subsidiaries, or to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, order or decree of any court or governmental body.
4.12 Brokerage. There are and will be no claims for investment banker fees or expenses, brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement, based on any arrangement or agreement made by or on behalf of the Company, its Subsidiaries or the Shareholders, except for the Financial Advisory Fees, which shall be paid by the Buyer on behalf of the Shareholders, pursuant to Section 1.02(b)(iv) hereof.
4.13 Governmental and Third Party Consents. Except for the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and except as set forth on the attached Schedule 4.13, no permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority, or any other third party, is required in connection with the execution, delivery or performance of this Agreement by the Company or the Shareholders, or the consummation by the Company or the Shareholders of any of the transactions contemplated hereby.
4.14	Employee Benefit Plans.
(a) The attached Schedule 4.14 lists each U.S. and non-U.S. (i) “employee benefit plan,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”); (ii) bonus, stock option, stock purchase, restricted stock, incentive, fringe benefit, “voluntary employees’ beneficiary association” under Section 501(c)(9) of the Code, profit-sharing, pension, retirement, deferred compensation, medical, life insurance, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement and unemployment benefit plan, program, arrangement, commitment and/or practice (whether or not insured); (iii) employment, consulting, termination, change in control, and severance contract or agreement for active, retired or former employees or directors, that has been established, maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) by the Company or any of its Subsidiaries; and (iv) each other employee benefit plan, fund, program or agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries, or any other trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA (an “ERISA Affiliate”), or to which the Company or an ERISA Affiliate is a party, for the benefit of any employee or former employee of the Company or any of its Subsidiaries (the “Plans”). The Company has made available to the Buyer, true and correct copies of Plan documents, related trusts, most recent summary plan descriptions, multiemployer fund participation agreements and contribution schedules, Form 5500 annual reports for the past three (3) years, and determination letters or opinion letters received from the IRS. Benefits under the Plans and any Multiemployer Plans (as such term is defined in Section 4.14(e) below) have not been increased subsequent to the date as of which documents have been provided to the Buyer, except for increases in the ordinary course of business consistent with past business practice.
(b) Each Plan complies in all material respects in form and in operation with the requirements of the Code and ERISA. With respect to each Plan: (i) if intended to qualify under Section 401(a) of the Code, such Plan has received a favorable determination letter from the IRS, or the prototype sponsor of such Plan has received a favorable determination letter from the IRS, with respect to its qualification or a request for such a determination letter has been submitted to the IRS, and its related trust is intended to be exempt from tax under Section 501(a) of the Code, and, to the Company’s Knowledge, no amendment to such Plan has been made since the date of such letter to adversely affect such qualification; (ii) such Plan has been administered in compliance with its terms and applicable law, including but not limited to ERISA and the Code; (iii) neither the Company nor any ERISA Affiliate has engaged in, and, to the Company’s Knowledge, no Person has engaged in, any transaction or acted or failed to act in any manner that would subject the Company or any ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA; (iv) there are no pending, threatened or anticipated claims by or on behalf of such Plan, by any employee or beneficiary covered by such Plan or otherwise involving such Plan (other than routine claims for benefits); (v) neither the Company nor any ERISA Affiliate has engaged in, and the Company does not have any Knowledge of any Person that has engaged in, any transaction in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code for which no exemption exists; (vi) there have been no “reportable events” under Section 4043 of ERISA for which the thirty (30) day notice requirement of ERISA has not been waived by the Pension Benefit Guaranty Corporation (“PBGC”); (vii) all contributions due have been made on a timely basis (where applicable, within the time limit established under Section 302 of ERISA or Code Section 412); and (viii) to the Knowledge of the Company, there is no matter pending with respect to any of the Plans before the IRS, the Department of Labor or the PBGC.
(c) Except as listed on the attached Schedule 4.14: (i) to the Knowledge of the Company, no Plan has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code; (ii) to the Knowledge of the Company, no liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and neither the Company nor any ERISA Affiliate has been required to make contributions to any plan subject to Title IV of ERISA (a “Title IV Plan”) during the five (5) year period ending on the last day of the most recent Title IV Plan year ended prior to the Closing Date; (iii) no event has occurred with respect to any ERISA Affiliate that could reasonably be expected to cause the Company or any of its Subsidiaries to incur any liability under Title IV of ERISA; and (iv) no notice of intent to terminate any Plan has been given under Section 4041 of ERISA and no action has been instituted under Section 4042 of ERISA to terminate any Plan.
(d) Except as listed on the attached Schedule 4.14: (i) no Plan is a multiple employer plan as defined in Section 413 of the Code; (ii) no Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any of its Subsidiaries for periods extending beyond their retirement or other termination of service, other than (1) coverage mandated by applicable law, including, but not limited to, elective continuation required pursuant to Code Section 4980B, (2) death benefits under any “pension plan,” or (3) benefits the full cost of which is borne by the current or former employee (or his beneficiary); (iii) no amounts payable under the Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code, and neither the Company nor any of its Subsidiaries will be liable pursuant thereto for any payment or reimbursement to any Person with respect to Taxes imposed pursuant to Section 4999 of the Code (or any corresponding provision of state or local income Tax law) or any gross-up or similar payment with respect thereto; (iv) the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event: (1) entitle any current or former employee of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, or (2) accelerate the time of payment of vesting, or increase the amount of compensation due to any such employee; and (v) there are no pending or, to the Knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto.
(e) Except as set forth on the attached Schedule 4.14, neither the Company nor any ERISA Affiliate contributes to or has an obligation to contribute to, or has at any time contributed to or had an obligation to contribute to any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or any plan or program sponsored by a union and to which the Company contributes, or has an obligation to contribute, or with respect to which any liability is borne by the Company (collectively, “Multiemployer Plans”). Full payment has been timely made of all amounts which the Company or any ERISA Affiliate under applicable law or under any of the Plans or Multiemployer Plans or any agreement relating to any of the Plans or Multiemployer Plan to which the Company or any ERISA Affiliate is a party, is obligated to have paid as contributions or premiums thereto as of the last day of the most recent fiscal year of such Plans or Multiemployer Plan ended prior to the date hereof and such contributions or premiums have been timely deposited into the appropriate trusts or accounts, if applicable. All such contributions and/or premiums have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any governmental entity, and, to the Company’s Knowledge, no event has occurred and no condition or circumstance has existed that would give rise to any such challenge or disallowance. The Company and each ERISA Affiliate have made all contributions and paid or reserved all premiums that are payable under the terms of any of the Plans, applicable law or related agreements. To the Knowledge of the Company: (i) neither the Company nor any ERISA Affiliate is liable for any withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA with respect to any Multiemployer Plan; (ii) neither the Company nor any ERISA Affiliate is liable for any withdrawal liability with respect to any Multiemployer Plan that is not a Multiemployer Pension Plan; and (iii) no Multiemployer Plan is in “reorganization” (within the meaning of Section 4241 of ERISA) or is “insolvent” (within the meaning of Section 4245 of ERISA).
4.15 Labor Matters. Except as identified on the attached Schedule 4.15, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or shop agreement with any trade union, labor organization, works council or any body representing the employees of the Company or any of its Subsidiaries and, to the Knowledge of the Company, no union organizing campaign with respect to the employees of the Company or any of its Subsidiaries is underway. There is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. There is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency. Except as identified on the attached Schedule 4.15, there is no lawsuit, action, suit, claim, proceeding or, charge pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries by any current or former employee of the Company or any of its Subsidiaries.
4.16 Compliance with Laws. The Company and each of its Subsidiaries is in possession of all material franchises, grants, authorizations, licenses and permits of any governmental entity necessary for it to carry on its business as currently conducted, and no suspension of the foregoing is pending or threatened. The Company and each of its Subsidiaries is in compliance with all applicable laws, licenses, permits and regulations of foreign, federal, state and local governments and all agencies thereof, except for any violations which are not, individually or in the aggregate, material. This Section 4.16 does not relate to environmental matters, it being the intent of the parties hereto that environmental matters are the subject of Section 4.17 below.
4.17 Environmental Matters. Except as set forth on the attached Schedule 4.17, during the preceding six (6) years:
(a) The Company and its Subsidiaries have conducted their businesses and owned and operated their assets, and are conducting their businesses and owning and operating their assets, in compliance with all Environmental Laws;
(b) Neither the Company nor any of its Subsidiaries has been notified by any governmental authority or other third party that any of its operations or assets is the subject of any investigation or inquiry by any governmental authority or other third party evaluating whether any material remedial action is needed to respond to a release of any Hazardous Material or to the improper storage or disposal (including without limitation storage or disposal at off-site locations) of any Hazardous Material;
(c) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other Person has filed any notice under any federal, state or local law indicating that (i) the Company or any of its Subsidiaries is responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Material, or (ii) any Hazardous Material is or has been improperly stored or disposed of upon any property owned, leased or operated or formerly owned, leased or operated by the Company or any of its Subsidiaries;
(d) Neither the Company nor any of its Subsidiaries has any Material contingent liability in connection with the release into the environment or the storage or disposal of any Hazardous Material (i) relating to or in connection with the operation of the business or any of the assets of the Company or any of its Subsidiaries; (ii) on any property owned, leased or operated by the Company or any of its Subsidiaries; or (iii) on any property formerly owned, leased or operated by the Company or any of its Subsidiaries;
(e) Neither the Company nor any of its Subsidiaries has received any claim, complaint, notice, letter of violation or written request for information involving any matter which remains unresolved with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law relating to operations or conditions of any facilities or property (including without limitation off-

site storage or disposal of any Hazardous Material from such facilities or property) currently or formerly owned, leased or operated by the Company or any of its Subsidiaries;
(f) No property now or previously owned, leased or operated by the Company or any of its Subsidiaries is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal or state list as a site requiring investigation or cleanup;
(g) There are no sites, locations or operations at which the Company or any of its Subsidiaries is currently undertaking, or has completed, any removal, remedial or response action relating to any disposal or release, as required by Environmental Laws;
(h) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is transporting, has transported or is arranging for the transportation of any Hazardous Material to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations that may lead to material claims against the Company or any of its Subsidiaries for removal or remedial work, contribution for removal or remedial work, damage to natural resources or personal injury, including without limitation claims under CERCLA;
(i) Neither the Company nor any of its Subsidiaries owns or operates, or has owned or operated, any underground storage tank, any treatment, storage or disposal facility under RCRA, or any solid waste disposal facility;
(j) To the Knowledge of the Company, the Company and its Subsidiaries have obtained all material permits, licenses, approvals and other authorizations that are required with respect to the operation of their businesses and assets under the Environmental Laws and are in material compliance with all terms and conditions of such required permits, licenses, approvals and authorizations;
(k) To the Knowledge of the Company, there are no polychlorinated biphenyls or asbestos located in, at, on or under any facility or real property owned, leased or operated by the Company or any of its Subsidiaries;
(l) No Lien has been recorded against any property, facility or asset of the Company or any of its Subsidiaries under any Environmental Law; and
(m) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not affect the validity or require the transfer of any permits, licenses or approvals held by the Company or any of its Subsidiaries under any Environmental Law, and will not require any notification, disclosure, registration, reporting, filing, investigation or remediation under any Environmental Law.
The Company has made available to the Buyer all records and files (including without limitation any assessments, reports, studies, audits, analyses, tests and monitoring) in the possession of or available to the Company or any of its Subsidiaries pertaining to the existence of Hazardous

Materials at facilities or property now or formerly owned, operated or leased by the Company or any of its Subsidiaries concerning compliance with or liability under any Environmental Laws. The representations and warranties contained in this Section 4.17 constitute the sole and exclusive representations and warranties of the Company in connection with environmental matters.
4.18	Insurance.
(a) Schedule 4.18 attached hereto sets forth the following information with respect to each insurance policy (including without limitation policies providing property, casualty, liability, products liability, workers’ compensation coverage and bond and surety arrangements) with respect to which the Company or any of its Subsidiaries is a party, a named insured, or otherwise the beneficiary of coverage: (i) the name, address, and telephone number of the agent; (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured; (iii) the policy number and the period of coverage; (iv) the scope (including without limitation an indication of whether the coverage is on a claims made, occurrence, or other basis) and amount (including without limitation a description of how deductibles and ceilings are calculated and operate) of coverage; and (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.
(b) With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (ii) neither the Company, its Subsidiaries, nor any other party to the policy is in breach or default (including without limitation with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iii) no party to the policy has repudiated any provision thereof or indicated its intention not to renew such policy. Schedule 4.18 attached hereto describes any self-insurance arrangements affecting the Company and its Subsidiaries.
4.19 Condition of Assets. Except as set forth on the attached Schedule 4.19: (a) the machinery, equipment and other tangible assets that the Company and its Subsidiaries own and (b) the machinery, equipment and other tangible assets that the Company and its Subsidiaries lease, have been maintained in accordance with normal industry practice, and are in reasonable operating condition for the purposes for which they are used (subject to normal wear and tear).
4.20 Accounts Receivable. The accounts receivable of the Company and its Subsidiaries set forth in the Latest Balance Sheet, to the extent remaining uncollected, and the accounts receivable of the Company and its Subsidiaries generated since the date of the Latest Balance Sheet, net of stated reserves, are: (i) bonafide accounts receivable incurred in the ordinary course of business; (ii) valid and enforceable obligations of the customers of the Company and its Subsidiaries, and represent monies due to the Company and its Subsidiaries; and (iii) are not subject to any obligation of the Company or its Subsidiaries to make refunds, adjustments, rebates or other reductions that are not reserved for in the Latest Balance Sheet.

4.21 Inventory. All inventory of the Company and its Subsidiaries (whether or not reflected on the Latest Balance Sheet delivered pursuant to Section 4.05 above) consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below standard quality, all of which have been written off or written down to net realizable value on the Latest Balance Sheet and the books and records of the Company and its Subsidiaries.
4.22 Customers and Suppliers. Schedule 4.22 attached hereto sets forth a list of each customer that individually accounted for more than $1,000,000 of the gross sales of the Company and its Subsidiaries, for the twelve (12) month period ended December 31, 2006, together with a summary of the standard terms with respect to accounts receivable from such customer. Schedule 4.22 sets forth a list of each supplier that individually accounted for more than ten percent (10%) of vendor purchases by the Company and its Subsidiaries for the twelve (12) month period ended December 31, 2006, together with a summary of the standard terms with respect to accounts payable to such supplier.
4.23	Products Liability.
(a) Except as set forth on the attached Schedule 4.23: (i) there is not presently pending, or, to the Company’s Knowledge, threatened, any lawsuit, action, suit, claim or proceeding relating to any alleged defect (whether in design, manufacture, production, materials, workmanship, processing or otherwise) in any product designed, manufactured, sold or otherwise introduced into the stream of commerce by the Company or any of its Subsidiaries; and (ii) no such lawsuit, action, suit, claim or proceeding has been pending at any time since January 1, 2000. Neither the Company nor any of its Subsidiaries has extended to any of its customers any written product warranties, indemnifications or guarantees, other than in the ordinary course of business consistent with past practice.
(b) Since January 1, 2000, neither the Company nor any of its Subsidiaries has had any product recalls arising out of or related to a defect in a product of the Company or its Subsidiaries.
4.24 Transactions with Certain Persons. Except as set forth on the attached Schedule 4.24, no officer, director or employee of the Company or any of its Subsidiaries, and no Shareholder or Affiliate of the Company or any of its Subsidiaries, nor any member of any such Person’s immediate family, is a party to any contract, agreement or binding arrangement with the Company or any of its Subsidiaries, other than employment agreements in the ordinary course of business, including, without limitation, any contract, agreement or binding arrangement (i) providing for the furnishing of services, (ii) providing for the rental of real or personal property, or (iii) otherwise requiring payments to (other than for services as an officer, director or employee of the Company or any of its Subsidiaries) any such Person.
4.25 Accounts; Signatories. The attached Schedule 4.25 accurately sets forth, with respect to each account maintained by or for the benefit of the Company or its Subsidiaries, at any bank or other financial institution: (i) the name and location of the institution at which such account is maintained; (ii) the name in which such account is maintained and the account number of such account; (iii) a description of such account and the purpose for which such account is used; and

(iv) the names of all individuals authorized to make withdrawals from such account. Schedule 4.25 also lists (a) the names and addresses of all Persons holding powers of attorney on behalf of the Company or any of its Subsidiaries; and (b) the names of all banks and other financial institutions in which the Company or any of its Subsidiaries currently has an account, deposit or safe deposit box, along with the account numbers and the names of all Persons authorized to draw on such accounts or deposits or to have access to such boxes.
4.26 Sales Representatives, Dealers and Distributors. Except as set forth on the attached Schedule 4.26, neither the Company nor any of its Subsidiaries is a party to any contract or agreement with any Person under which (a) such other Person is a sales agent, representative, dealer or distributor of any of the products or services of the Company or any of its Subsidiaries, which by its terms cannot be terminated at will or on not more than thirty (30) days prior notice without requiring a payment as a result of termination, and there has been no change in the rate of compensation paid or payable to any such Person since the date of the Latest Balance Sheet; or (b) the Company or any of its Subsidiaries is a sales agent, representative, dealer or distributor of any of the products or services of such Person, there has been no change in the rate of compensation paid or payable to the Company or its Subsidiary by any such Person since the date of the Latest Balance Sheet.
4.27 Absence of Certain Business Practices. Neither the Company, nor any of its Subsidiaries nor any of their partners, officers, directors, managers, employees or agents, nor any other Person acting on any of their behalf, has, directly or indirectly, given or agreed to give any gift or similar benefit (other than with respect to bona fide payments for which adequate consideration has been given) to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of the Company or any of its Subsidiaries (or assist the Company or any of its Subsidiaries in connection with any actual or proposed transaction): (i) which might subject the Company or any of its Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding; (ii) which, if not continued in the future, would have a Material Adverse Effect on the Company or which might subject the Company or any of its Subsidiaries to suit or penalty in any private or governmental litigation or proceeding; or (iii) for establishment or maintenance of any concealed fund or concealed bank account.
4.28 FCPA. Except as set forth on the attached Schedule 4.28, neither the Company nor any of its Subsidiaries has engaged any agent, consultant, distributor or third party intermediary to assist the Company or any of its Subsidiaries in any foreign country. Neither the Company nor any of its Subsidiaries: (i) has any employee, agent, consultant or distributor who holds any foreign government position or serves on any board of directors of a foreign government-owned entity; (ii) has been the subject of any bribery, money laundering or anti-kickback investigation by any governmental authority; (iii) has conducted an internal investigation involving allegations of impropriety involving bribery, money laundering or anti-kickback laws; (iv) has provided or promised anything of value, including without limitation hospitality, entertainment, gifts or trinkets to any Foreign Official; (v) has paid or promised to pay a Foreign Official’s travel expenses; (vi) has engaged or attempted to engage a Foreign Official to provide services to or for the Company or any of its Subsidiaries; (vii) has made or promised to make any charitable, social or political contributions in any of the foreign countries in which the Company or any of its Subsidiaries operates; or (viii) has received from any foreign governmental authority any grants, tax benefits, rulings or orders relating to its business.
4.29	Export Compliance. Except as set forth on the attached Schedule 4.29:
(a) Neither the Company nor any of its Subsidiaries holds any export control, strategic goods or embargo license, agreement, permit, approval or other authorization issued by the U.S. Government or any foreign governmental authority;
(b) Neither the Company nor any of its Subsidiaries is registered under any munitions, defense or export-related government regime, including without limitation the International Traffic in Arms Regulations;
(c) Neither the Company nor any of its Subsidiaries has any facility that has been granted a security permit or other clearance for the protection of classified, secret or other sensitive data either in the United States or any other country and none of its employees holds such a security permit or other clearance;
(d) Neither the Company nor any of its Subsidiaries holds any U.S. or foreign government contract or subcontract, or otherwise sells product that has been designed, produced or modified for military end-uses or end-users, for nuclear power or weapons, for chemical or biological weapons, or for missile or unmanned air vehicles;
(e) Neither the Company nor any of its Subsidiaries has engaged in any transaction, direct or indirect, during the last five (5) years with any country that is subject to a United States, United Nations or other embargo or trade sanctions regime;
(f) Neither the Company nor any of its Subsidiaries has been notified of any violation of any United States, foreign or United Nations export control, strategic goods, asset control, embargo or antiboycott laws during the past five (5) years;
(g) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has ever been the subject of any investigation or inquiry by any governmental authority relating to the export control, strategic goods, defense security, asset control, embargo or antiboycott laws of the United States or any foreign country or the United Nations; and
(h) Neither the Company nor any of its Subsidiaries has ever conducted an internal investigation involving allegations of violations of export control, strategic goods, defense security, asset control, embargo or antiboycott laws of the United States or any foreign country or the United Nations.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE BUYER AND WGI
          The Buyer and WGI (but only as to Section 5.08 below) represent and warrant to the Shareholders and the Company that:

5.01 Organization and Corporate Power. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Buyer has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.
5.02 Authorization. The execution, delivery and performance of this Agreement by the Buyer and the consummation of the transactions contemplated hereby have been duly authorized by the board of directors of the Buyer and no other corporate action on the part of the Buyer is necessary in order to authorize the execution, delivery and performance by the Buyer of its obligations hereunder. Assuming that this Agreement is a valid and binding obligation of the Shareholders and the Company, this Agreement constitutes a valid and binding obligation of the Buyer, enforceable in accordance with its terms (subject to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws now or hereafter in effect relating to creditors’ rights generally and general principles of equity).
5.03 No Violation. Except as set forth on the attached Schedule 5.03, the Buyer is not subject to or obligated under its certificate of incorporation, its bylaws, any applicable law, or any rule or regulation of any governmental authority, or any agreement or instrument, or any license, franchise or permit, or to any order, writ, injunction or decree, which would be breached or violated in any respect by the Buyer’s execution, delivery or performance of this Agreement.
5.04 Governmental Authorities; Consents. Except for the applicable requirements of the HSR Act, the Buyer is not required to submit any notice, report or other filing with any governmental authority in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any governmental or regulatory authority is required to be obtained by the Buyer in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.
5.05 Litigation. There are no actions, suits or proceedings pending or, to the Buyer’s knowledge, overtly threatened against or affecting the Buyer at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would materially adversely affect the Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby.
5.06 Brokerage. There are and will be no claims for investment banker fees or expenses, brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement, based on any arrangement or agreement made by or on behalf of the Buyer.
5.07 Investment Representation. The Buyer is purchasing the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities laws.

5.08 SEC Documents; Undisclosed Liabilities; Internal Controls.
(a) WGI has filed or furnished, as applicable, all required reports, schedules, registration statements and other documents with the SEC since December 31, 2005 (the “WGI SEC Documents”). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the WGI SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such WGI SEC Documents, and none of the WGI SEC Documents when filed (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of WGI included in the WGI SEC Documents complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC and except that WGI’s Current Report on Form 8-K filed on January 19, 2006 did not include pro forma financial information as of September 30, 2005, as required by Article 11 of Regulation S-X), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of WGI and its consolidated subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments). There are no outstanding comments from the staff of the SEC with respect to any of the WGI SEC Documents.
(b) Except for (A) those liabilities that are fully reflected or reserved for in the consolidated financial statements of WGI included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007, as filed with the SEC (the “WGI Financial Statements”), (B) liabilities incurred since September 30, 2007, in the ordinary course of business consistent with past practice, (C) liabilities which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on WGI and its subsidiaries, taken as a whole, (D) liabilities incurred pursuant to the transactions contemplated by this Agreement, and (E) liabilities or obligations discharged or paid in full prior to the date of this Agreement in the ordinary course of business consistent with past practice, WGI and its subsidiaries do not have, and since September 30, 2007, WGI and its subsidiaries have not incurred, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, matured, determined, contingent or otherwise and whether or not required to be reflected in WGI’s financial statements in accordance with generally accepted accounting principles).
(c) WGI is in compliance in all material respects with all of the provisions of the Sarbanes Oxley Act of 2002, that are applicable to it or any of its subsidiaries.

ARTICLE 6
PRE-CLOSING COVENANTS OF THE COMPANY
6.01	Conduct of the Business.
(a) From the date hereof until the Closing Date, the Company shall use its reasonable best efforts to carry on its business according to its ordinary and usual course of business, substantially in the same manner as heretofore conducted, and preserve intact the current business organization of the Company, keep available the services of current officers, employees and consultants of the Company and preserve the current relationships of the Company with customers, suppliers and other Persons with whom the Company has significant business relations.
(b) From the date hereof until the Closing Date, except as otherwise provided for by this Agreement, or consented to in writing by the Buyer, the Company shall not (i) issue, sell or deliver any of its equity securities, or any options with respect to, or any warrants to purchase or rights to subscribe for, any of its equity securities; (ii) effect any recapitalization, reclassification, equity dividend, equity split or like change in its capitalization; (iii) amend its governing organizational documents (e.g., the Company Operating Agreement, etc.); (iv) declare or pay any dividends or make any distributions with respect to the Shares, except for tax liability payments to the Shareholders consistent with historical Company practices; (v) make any redemption or purchase of any of the Shares; (vi) take or omit to take any action the effect of which would be to cause any of the representations and warranties set forth in Section 4.06 above to be untrue, except for the payment of tax liability payments to the Shareholders consistent with historical Company practices; or (vii) take or omit to take any action the effect of which would be to cause any of the conditions to Closing set forth in Article 2 not being satisfied.
(c) The Company shall take all action necessary to terminate the Company’s Stock Option Plan, dated January 1, 2006, and the Company’s Stock Rights Plan, dated January 1, 2006, prior to the Closing Date, without any liability to the Company other than the Stock Rights Payments to be paid at Closing pursuant to Section 1.02(b)(iii) above.
(d) At least ten (10) days prior to the Closing Date, the Shareholders’ Representative shall deliver to the Buyer a written statement (the “Stock Rights Statement”), which shall set forth the aggregate Stock Rights Payments (the “Aggregate Stock Rights Payments”) and, with respect to each Person entitled to any payment or other benefit pursuant to the Stock Rights Plan (each, a “Stock Rights Participant”): (i) the name of such Stock Rights Participant, (ii) the gross amount of the Appreciation in Value (as defined in the Stock Rights Plan) to which such Stock Rights Participant is entitled pursuant to the terms of the Stock Rights Plan as a result of the consummation of the transaction contemplated hereunder (each, a “Stock Rights Payment”), (iii) the amount of all Taxes and other amounts required by applicable law to be withheld from the amount specified in clause (ii) above (the “Stock Rights Withholding Amount”), and (iv) the net amount payable to each Stock Rights Participant after reduction for the Stock Rights Withholding Amount (each, a “Net Stock Rights Payment”).
6.02 Access to Books, Records and Properties. From the date hereof until the Closing Date, the Company shall provide the Buyer and its authorized representatives (the “Buyer’s Representatives”) with full access at all reasonable times and upon reasonable notice, to the offices, properties, personnel, representatives, books and records of the Company, as they shall reasonably desire. The Buyer acknowledges that it remains bound by the Confidentiality Agreement between the Company and the Buyer, dated September 18, 2007, and the Company acknowledges that it remains bound by the Confidentiality Agreement between the Company and the Buyer, dated September 27, 2007 (collectively, the “Confidentiality Agreements”).
6.03 Notification. From the date hereof until the Closing Date, the Company shall, promptly upon discovery, disclose to the Buyer in writing any inaccuracies in the representations and warranties contained in Article 3 or Article 4 above. Should any fact or condition require any change in any schedule attached hereto, the Company shall promptly deliver to the Buyer a supplement to such schedule specifying such change, but not less than five (5) days before the Closing Date. From the date hereof until the Closing Date, the Company will also promptly notify the Buyer in writing of the occurrence of a breach of any covenant contained in this Agreement or the occurrence of any event that may make the satisfaction of the conditions in Article 2 above impossible or unlikely. To the extent the Buyer has any objection to any change set forth in any such updated disclosure schedule, it shall have the right, in its discretion, to notify the Company of its objection, in writing, prior to the Closing Date, and terminate the rights and obligations of the parties to this Agreement. The failure of the Buyer to object to any updated disclosure schedule at or prior to the Closing shall result in the updated disclosure schedule being deemed to supersede the original disclosure schedule.
6.04 HSR Act. The Company shall file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice, the notification and report form required, if any, under the HSR Act with respect to the sale of the Shares. The Company hereby agrees to prepare and file the report required to be filed by it as soon as practicable following the date hereof, to cooperate with the Buyer to the extent necessary to assist the Buyer in the preparation of the Buyer’s report and, if requested, to promptly amend or furnish additional information thereunder. The Company shall pay its own legal fees incurred in connection with the preparation and filing of the report, all of which shall be included in Transaction Expenses.
6.05 Conditions. The Company shall use its reasonable best efforts to cause the conditions set forth in Section 2.01 above to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Article 2 above (other than those to be satisfied at the Closing).
6.06	No Solicitation.
(a) Immediately following the execution of this Agreement, the Shareholders and the Company will, and will cause their investment bankers, financial advisors and other representatives to, terminate any and all existing activities, discussions and negotiations with third parties (other than the Buyer) with respect to any possible transaction involving the sale of any material portion of the Company or its assets or the merger or other business combination of the Company with or into any such third party or the sale of any of the equity interests in the Company.
(b) The Shareholders and the Company will not, and will not permit their investment bankers, financial advisors or other representatives to, solicit, initiate or knowingly encourage the submission of any offer or proposal to acquire all or any material portion of the Company or its assets (other than the transactions contemplated by this Agreement). As soon as practicable after the Closing, the Shareholders shall take all actions as may be reasonably necessary to notify any Person other than the Buyer who received from any Shareholder or the Company within the last year confidential information relating to the Company or its assets either: (i) to return promptly all such confidential information to the Company (and destroy all copies of such information); or (ii) destroy such confidential information and all copies thereof (with such Person confirming in writing to the Company of such destruction).
6.07 Confidentiality. For a period of two (2) years after the Closing Date, the Shareholders shall hold, and shall cause their Affiliates to hold, confidential all information pertaining to the business or assets of the Company and/or its Subsidiaries which is non-public, confidential or proprietary in nature, except to the extent (a) such information is of record with any public agency; (b) such information is or becomes public knowledge through no action of the Shareholders, or their Affiliates; or (c) the Shareholders or any of their Affiliates are required by law, securities regulations or stock exchange rules to disclose.
6.08 Shareholder Loans. The Company and the Shareholders shall cause the Shareholder Loans to be canceled and treated as having been paid in full by the obligors on such loans, as of the Closing Date, through the process described in Section 1.01(a)(i)(3) above. The Shareholders’ Representative is hereby authorized by the obligors on such loans to reduce the individual sale proceeds otherwise payable to said obligors by the amounts of such Shareholder Loans.
6.09 Waiver of Preferential Purchase Rights; Consent to Admission. Each of the Company and each Shareholder hereby unconditionally and irrevocably waives, and hereby releases any claim arising from or relating to any and all rights to purchase or acquire Shares (or any interest therein) pursuant to the exercise of any right of first refusal or other preferential right in connection with (a) the issuance prior to the date hereof by the Company or any predecessor to the Company of any Shares or other equity interests in the Company (or any interest therein) and/or (b) the transactions contemplated by this Agreement, in each case including, but not limited to, the rights set forth in the Company Operating Agreement. Notwithstanding the prohibitions on transfers set forth in Article 10 of the Company Operating Agreement, each of the Company and each Shareholder hereby consents to and approves the transfer of the Shares to the Buyer pursuant to the terms of this Agreement and waives the applicability of such provisions to the sale of the Shares contemplated hereby. Each Shareholder further hereby consents to the admission of the Buyer as an Additional Member (as defined in the Company Operating Agreement).

6.10 Employee Benefit Plans. The Shareholders, the Company and the Buyer shall cooperate and work together in good faith toward a smooth transition with respect to the Company’s employee benefit plans described in Schedule 4.14. No such plan shall be amended or terminated before the dates specified in Section 7.10.
ARTICLE 7
COVENANTS OF THE BUYER
7.01 Access to Books and Records. From and after the Closing, upon the reasonable request by the Shareholders, the Buyer shall, and shall cause the Company to provide the Shareholders with reasonable access (for the purpose of examining and copying), during normal business hours, the books and records of the Company with respect to periods or occurrences on or before the Closing Date, to the extent reasonably required in connection with the audit, accounting, tax, litigation, or other similar needs of the Shareholders. Unless otherwise consented to in writing by the Shareholders’ Representative, the Company shall not, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company for the period prior to the Closing Date, without first offering to surrender to the Shareholders’ Representative such books and records which the Buyer or the Company may intend to destroy, alter or dispose of.
7.02 Notification. Prior to the Closing, promptly upon discovery, the Buyer shall promptly disclose to the Company and the Shareholders’ Representative in writing, any inaccuracies in the Buyer’s representations and warranties contained in Article 5 above. In addition, the Buyer shall promptly notify the Shareholders’ Representative if the Buyer obtains actual knowledge that the representations and warranties of the Shareholders or the Company contained respectively in Article 3 or Article 4 above, or the schedules attached hereto, are not true and correct in all respects, or if the Buyer obtains actual knowledge of any omissions from the schedules to this Agreement.
7.03 HSR Act. Prior to Closing, the Buyer shall file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice, the notification and report form required, if any, under the HSR Act with respect to the purchase of the Shares. The Buyer hereby agrees to prepare and file the report required to be filed by it as soon as practicable following the date hereof, to cooperate with the Company to the extent necessary to assist the Company in the preparation of the Company’s report and, if requested, to promptly amend or furnish additional information thereunder. The Buyer shall pay its own legal fees and expenses incurred in connection with the preparation and filing of its report. The Buyer shall also pay all filing fees incurred in connection with the filing of the Buyer’s HSR Act report, if any, and the Company’s HSR Act report, if any.
7.04 Replacement Letters of Credit/Performance Bonds. Prior to Closing, the Buyer and the Shareholders’ Representative shall mutually agree upon the letters of credit and performance bonds that will need to be replaced by the Buyer as a result of the transaction described in this Agreement, and, upon such determination, the Buyer shall obtain and deliver to the Company, at the Buyer’s sole cost and expense, letters of credit and performance bonds to replace such outstanding letters of credit and performance bonds.

7.05 Director and Officer Indemnification. For a period of five (5) years after the Closing, the Buyer shall cause the Company to maintain, at the sole expense of the Company, Directors and Officers liability insurance coverage of the Shareholders, on terms no less favorable to the Shareholders that those of the Company’s existing Directors and Officers liability insurance coverage (provided such coverage can be obtained at no greater cost than that applicable to the coverage in effect at the Closing Date), and shall not permit the Company or any of its Subsidiaries to, amend, repeal or modify any provision in the Company’s or any of its Subsidiaries’ governing documents (e.g., the Company Operating Agreement, etc.) relating to the exculpation or indemnification of former officers and directors (unless required by law) in any manner which would adversely affect the rights of the officers and directors of the Company and its Subsidiaries prior to the Closing to exculpation and indemnification as provided thereby.
7.06 Conditions. The Buyer shall use its reasonable best efforts to cause the conditions set forth in Section 2.02 above to be satisfied and to consummate the transactions contemplated herein as soon reasonably possible after the satisfaction of the conditions set forth in Article 2 above (other than those to be satisfied at the Closing).
7.07 Board Seat. Within thirty (30) days after the Closing, the board of directors of WGI shall appoint Mr. Arlo B. DeKraai as a member of the WGI board of directors, to fill the existing vacant position on the WGI board of directors.
7.08	Funding of Purchase Price.
(a) WGI intends to raise the money to fund the Cash Price through a primary offering of WGI Registered Stock. WGI or the Buyer shall promptly apprise the Shareholders’ Representative of all material developments concerning the funding of the Cash Price, and shall furnish to the Shareholders’ Representative copies of any documents reasonably requested by the Shareholders’ Representative related to the funding of the Cash Price.
(b)	Between the date of this Agreement and the Closing Date, WGI shall:
(i) Use reasonable efforts to file the Registration Statement with the SEC on or before November 6, 2007, and cause the Registration Statement to become effective as soon as practicable thereafter;
(ii) Use reasonable efforts to prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of the securities covered by the Registration Statement which are intended to be sold in order to fund the Cash Price, until such time as all of such securities have been disposed of in accordance with the intended methods of disposition set forth in the Registration Statement;
(iii) Comply with all state blue sky laws and regulations applicable to the offering of the WGI Registered Stock;

(iv) Furnish to the Shareholders’ Representative such information concerning the Registration Statement and the related offering and sale of the WGI Registered Stock as shall be reasonably requested by the Shareholders’ Representative; and
(v) Comply with all applicable rules and regulations of the SEC.
7.09 Certain Securities Matters. For a period of four (4) years from the Closing Date (or, if earlier, until all of the shares of WGI Common Stock issued to the Shareholders under this Agreement have been sold or otherwise transferred):
(a) WGI shall use reasonable efforts to file or furnish, as applicable, all reports required to be filed or furnished by WGI under the Exchange Act and the rules and regulations adopted by the SEC thereunder on a timely basis and take such further action as may be required under applicable law and as any Shareholder may reasonably request, all to the extent required from time to time to enable the Shareholders to sell WGI Common Stock without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time (“Rule 144”), or (b) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Shareholder, WGI will deliver a written statement as to whether it has complied with such requirements.
(b) WGI shall not voluntarily de-register as a reporting company under the Exchange Act or take any other action which would have the effect of impairing the ability of the Shareholders to sell WGI Common Stock under Rule 144 or under any similar rule or regulation.
(c) WGI shall use reasonable efforts to cause all WGI Common Stock issued to the Shareholders, to continue to be listed on the New York Stock Exchange, or any other national securities exchange on which the WGI Common Stock is then listed.
7.10 Employee Benefit Plans; Credit for Service with the Company and its Subsidiaries. The Buyer shall not terminate or amend any of the Company plans described in Schedule 4.14 prior to December 31, 2007 and shall not terminate the Company’s “cafeteria plans” until the end of the period during which plan participants can use their 2007 flexible spending account balances. The Buyer and WGI employee benefit plans (within the meaning of Section 3(3) of ERISA), including any profit sharing, 401(k), medical, dental, life insurance, disability, accident, accrued leave, vacation, sick pay, sick leave, cafeteria and similar plans shall be amended as required to provide immediate coverage to the employees of the Company who lose coverage under the comparable Company plans because the Company plans are terminated or amended. The Company’s employees shall be given credit for purposes of coverage and vesting under the Buyer and WGI plans for their service with the Company and its Subsidiaries (based on their most recent hire date) as well as for their service with the Buyer and WGI. This Section 7.10 shall not apply to any Buyer or WGI plan that is a defined benefit plan within the meaning of Section 3(35) of ERISA or that is an option plan, stock plan or similar executive compensation plan..

ARTICLE 8
TERMINATION
8.01	Termination. This Agreement may be terminated at any time prior to the Closing:
(a) by the mutual consent of the Buyer and the Shareholders’ Representative;
(b) by the Buyer, if there has been a violation or breach by the Company or the Shareholders of any covenant, representation or warranty contained in this Agreement and such violation or breach has not been waived by the Buyer or cured by the Company or the Shareholders within ten (10) business days after receipt by the Shareholders’ Representative of written notice thereof from the Buyer;
(c) by the Buyer pursuant to Section 6.03 above;
(d) by the Shareholders’ Representative, if there has been a violation or breach by the Buyer of any covenant, representation or warranty contained in this Agreement and such violation or breach has not been waived by the Shareholders’ Representative or cured by the Buyer within ten (10) business days after written notice thereof by the Shareholders’ Representative (provided that the failure to deliver the Purchase Price at the Closing as required hereunder shall not be subject to cure hereunder, unless otherwise agreed to in writing by the Shareholders’ Representative);
(e) by the Buyer or the Shareholders’ Representative, if (i) any law shall have been enacted or promulgated by any governmental body which prohibits the transactions contemplated hereby or has the effect of making them illegal, or (ii) if any injunction, decree or order has been issued by any court or governmental body which prohibits the transactions contemplated hereby, and such injunction, order or decree has become final and non-appealable;
(f) by the Buyer or the Shareholders’ Representative if the transactions contemplated hereby have not been consummated by November 21, 2007, provided that neither the Buyer nor the Shareholders’ Representative shall be entitled to terminate this Agreement pursuant to this Section 8.01(f) if such Person’s (or the Company’s, in the case of the Shareholders’ Representative) breach of this Agreement has prevented the consummation of the transactions contemplated hereby, or if the only condition remaining to be satisfied is the termination or expiration of the waiting period under the HSR Act;
(g) by the Shareholders’ Representative if the Registration Statement has not been filed with the SEC on or before November 6, 2007; or
(h) by the Shareholders’ Representative if the Registration Statement has not become effective on or before November 9, 2007.
8.02 Effect of Termination. In the event of a termination of this Agreement by either the Buyer or the Shareholders in accordance with Section 8.01 above, the provisions of this Agreement shall immediately become void and of no further force or effect (other than this Section 8.02 and the Confidentiality Agreements, which shall survive the termination of this

Agreement). The termination of this Agreement shall not relieve any party hereto from liability for damages resulting from such party’s breach of this Agreement.
ARTICLE 9
ADDITIONAL COVENANTS
9.01 Survival. The representations, warranties and covenants set forth in this Agreement and in any certificates delivered at the Closing in connection with this Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby, subject to the limitations set forth in this Article 9.
9.02	Indemnification.
(a) Shareholders Indemnity. Subject to the provisions of Sections 9.02(d)-(j), 9.03 and 9.04 hereof and the next sentence, the Shareholders (on a several, and not on a joint and several basis, based upon such Shareholders’ Allocable Portion set forth on the Shareholders Schedule attached hereto (the “Allocable Portion”)) shall indemnify, defend and hold harmless the Buyer, the Company and their respective officers, directors, employees, Affiliates, shareholders, representatives and agents (collectively, the “Buyer Indemnified Parties”) from and against any actual loss, liability, obligation, damage, cost or expense (including without limitation reasonable legal fees and expenses and all demands, claims, actions, costs of investigation, causes of action, proceedings, arbitrations, judgments, settlements and assessments, whether or not ultimately determined to be valid) (collectively, “Losses” and individually, a “Loss”) which the Buyer Indemnified Party suffers, sustains or becomes subject to as a result of (i) any breach of any covenant of the Company or any of the Shareholders set forth herein, (ii) any breach of any of the representations and warranties of the Shareholders and/or the Company set forth in Article 4 hereof and as restated in any certificate delivered by the Company and/or the Shareholders at the Closing, and (iii) any Transaction Expenses, to the extent not paid in accordance with Section 1.02(b)(iv) hereof. Notwithstanding anything herein to the contrary: (1) the Buyer Indemnified Parties shall not be entitled to seek indemnification with respect to any Loss, unless and until the amount of any single incident or group of related incidents of Loss suffered by the Buyer Indemnified Parties exceeds $10,000 (the “Threshold”), and then only to the extent the aggregate amount of all Losses exceeding the Threshold exceeds $1,000,000 (the “Deductible Amount”) in the aggregate; and (2) the aggregate amount of all payments to which the Buyer Indemnified Parties shall be entitled to receive in satisfaction of claims for indemnification pursuant to this Section 9.02(a) shall in no event exceed $20,000,000 (the “Cap”); provided, however, that neither the Deductible Amount nor the Cap nor the time limitation set forth in Section 9.02(d) below shall apply with respect to any Transactional Expenses, to the extent not paid in accordance with Section 1.02(b)(iv) hereof, to any claim for income taxes pursuant to Section 9.3(b) hereof, to any claim in the nature of fraud, or to any claim under the last sentence of Section 4.05(c) hereof.

(b) Individual Shareholders’ Indemnity. Subject to the provisions of Sections 9.02(d)-(j), 9.03 and 9.04 hereof, each Shareholder shall indemnify and defend the Buyer Indemnified Parties and hold them harmless against any Loss which the Buyer Indemnified Parties suffer, sustain or become subject to as a result of the breach by such Shareholder of his, her or its’ individual representations and warranties contained in Article 3 hereof and as restated in any certificate delivered by such Shareholder at the Closing, without regard to the Deductible Amount; provided, however the maximum amount which the Buyer Indemnified Parties shall be entitled to receive in satisfaction of claims for indemnification pursuant to this Section 9.02(b) from any individual Shareholder shall in no event exceed the aggregate amount of such Shareholder’s Allocable Portion of the Purchase Price.
(c) Buyer Indemnity. Subject to the provisions of Sections 9.02(d)-(j), 9.03 and 9.04 hereof and the next sentence, the Buyer shall indemnify and defend the Shareholders and their respective representatives and agents (collectively, the “Shareholder Indemnified Parties”) and hold them harmless against any Loss which the Shareholder Indemnified Parties suffer, sustain or become subject to (i) as a result of any breach by the Buyer of its covenants, representations and warranties set forth herein and as restated in any certificates delivered by the Buyer at the Closing, or (ii) as a result of any legal action brought by a shareholder of WGI or by any governmental authority as a result of the transaction contemplated by this Agreement. Notwithstanding anything herein to the contrary: (1) the Shareholder Indemnified Parties shall not be entitled to seek indemnification with respect to any Loss under Section 9.02(c)(i) above unless and until the aggregate amount of all Losses suffered by the Shareholder Indemnified Parties as a result of such breach(es) exceeds the Deductible Amount, and then the Shareholder Indemnified Parties shall only be entitled to indemnification for any such aggregate amount in excess of the Deductible Amount; and (2) the aggregate amount of all payments to which the Shareholder Indemnified Parties shall be entitled to receive in satisfaction of claims for indemnification pursuant to this Section 9.02(c) shall in no event exceed the Cap; provided, however, that neither the Deductible Amount nor the Cap nor the time limitation set forth in Section 9.02(d) below, shall apply with respect to Section 9.02(c)(ii) above, or to any claim for income taxes pursuant to Section 9.3(b) below.
(d) Claim Deadline. No Person shall be liable for any claim for indemnification under Section 9.02 (a), (b) or (c) above unless written notice specifying in reasonable detail the nature of the claim for indemnification is delivered by the Person seeking indemnification to the Person from whom indemnification is sought within eighteen (18) months after the Closing Date.
(e) Third Party Claims. Promptly after the assertion by any third party of any claim (a “Third Party Claim”) against any Person entitled to indemnification under this Section 9.02 (the “Indemnitee”) that results or may result in the incurrence by such Indemnitee of any Loss for which such Indemnitee would be entitled to indemnification pursuant to this Agreement, such Indemnitee shall promptly (and, in any event, within five (5) business days after receiving notice of such Third Party Claim) notify in writing the parties from whom such indemnification could be sought (the “Indemnitor”); provided, however, if the Indemnitee does not so notify the Indemnitor within said five (5) day period, then the

Indemnitor shall, if and only if such delay materially prejudices the Indemnitor with respect to the defense of such Third Party Claim, be relieved of liability hereunder in respect of such Third Party Claim to the extent of the damage caused by such delay. The Indemnitor may, at its option, assume and conduct the defense of the Indemnitee against such Third Party Claim (including without limitation the employment of counsel and the payment of expenses) unless such Third Party Claim (i) seeks an injunction or other equitable remedies in respect of the Indemnitee or its business; (ii) may have an adverse effect on the business or financial condition of the Indemnitee after the Closing Date (including without limitation an adverse effect on the Tax liabilities, earnings or ongoing business relationships of the Indemnitee) or (iii) may result in liabilities which, if taken with other then existing Losses under this Article 9, would not be fully indemnified hereunder. In each such case as described in clauses (i)-(iii) above, the Indemnitor and Indemnitee will jointly control the defense of such Third Party Claim and cooperate in the defense of such Third Party Claim. No Indemnitor, in the defense of any Third Party Claim, shall, except with the consent of the Indemnitee, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof, the giving by the claimant or plaintiff to such Indemnitee of a release of all liability with respect to such Third Party Claim. Any Indemnitee shall have the right to employ separate counsel in any such Third Party Claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be an expense of the Indemnitor unless (i) the Indemnitor shall have failed, within a reasonable time after having been notified by the Indemnitee of the existence of such Third Party Claim as provided in the preceding sentence, to assume and conduct the defense of such Third Party Claim, (ii) the employment of such counsel has been specifically authorized by the Indemnitor, or (iii) such Indemnitee shall have reasonably concluded that there may be defenses available to it which are contrary to, or inconsistent with, those available to the Indemnitor, in any of which events such fees and expenses of not more than one additional counsel for the indemnified parties shall be borne by the Indemnitor. In the event that the Indemnitor does not accept, or is not permitted to accept or assume, the defense of any matter for which it is entitled to assume such defense as provided above, the Indemnitee shall have the full right to defend against any such Third Party Claim and the Indemnitee shall be entitled to settle or agree to pay in full such claim or demand in its sole discretion.
(f) Insurance / Tax Benefit. The amount of any Loss subject to indemnification hereunder or of any claim therefor shall be calculated net of (i) any Tax Benefit (as defined below) actually realized by the Buyer, the Company, its Subsidiaries, any of their Affiliates or any of their respective members, on account of such Loss, (ii) any insurance proceeds from a policy or policies purchased and paid for by the Company prior to the Closing Date, (iii) any insurance proceeds from a policy or policies purchased and paid for by the Company, its Subsidiaries or the Buyer after the Closing Date, reduced by any increases in applicable insurance policy premiums (whether prospective or retroactive) occasioned by such Loss, and (iv) any other recoveries (net of direct collection expenses) received by the Buyer, the Company or its Subsidiaries on account of such Loss (including, but not limited to, amounts received from any third party for indemnification or contribution). If the Buyer, the Company, its Subsidiaries, any of their Affiliates or any of their respective members receive a Tax Benefit after an indemnification payment is made, the Buyer shall promptly pay to the Shareholders the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is recovered or actually realized. For purposes hereof, “Tax Benefit” shall mean any refund of Taxes paid or reduction in the amount of Taxes which otherwise would have been paid. The Buyer, the Company and its Subsidiaries shall seek full recovery under all insurance policies covering any Loss, to the same extent as they would if such Loss were not subject to indemnification hereunder. Each party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any identifiable Losses.
(g) Purchase Price Adjustment. All indemnification payments made hereunder shall be treated by all parties hereto as adjustments to the Purchase Price.
(h) No Duplicate Recovery. Notwithstanding anything to the contrary contained in this Section 9.02, there shall be no recovery for any Loss by the Buyer under this Section 9.02, and the Loss shall not be included in meeting the Deductible Amount hereunder, to the extent any reserve or accrual associated with such item has been included in the calculation of the Working Capital under Section 1.01 hereof.
(i) Cooperation. The Buyer agrees that in the event of any breach giving rise to an indemnification obligation under Section 9.02(a) hereof, the Buyer shall take and cause its Affiliates (including without limitation the Company and its Subsidiaries) to take, or cooperate with the Shareholders’ Representative, if so requested by the Shareholders’ Representative, all commercially reasonable measures to mitigate the consequences of the related breach (including without limitation taking steps to prevent any contingent liability from becoming an actual liability).
(j) Subrogation. Upon payment in full of any Losses pursuant to this Section 9.02 or the payment of any judgment or settlement with respect to a Third Party Claim, the Indemnitor shall be subrogated to the extent of such payment to the rights of the Indemnitee against any Person with respect to the subject matter of such Loss or Third Party Claim. The Indemnitee shall assign or otherwise cooperate with the Indemnitor, at the cost and expense of the Indemnitor, to pursue any claims against, or otherwise recover amounts from, any Person liable or responsible for any Losses for which indemnification has been received pursuant to this Agreement.
(k) Escrow Amount. The Escrow Amount shall be available to compensate the Buyer for any Working Capital deficiency and to compensate the Buyer Indemnified Parties for any Losses as to which the Shareholders have an indemnification obligation under this Article 9. To the extent the Escrow Amount has not been fully distributed to satisfy Buyer claims on the date that is six (6) months after the Closing Date, the Buyer and the Shareholders’ Representative shall deliver joint written instructions to the Escrow Agent to disburse to the Shareholders’ Representative from the Escrow Amount one third (1/3) of the then balance of the Escrow Amount, less the amount of any then outstanding Buyer claims (including without limitation claims described in Section 9.02(m)(ii) below). To the extent the Escrow Amount has not been fully distributed to satisfy Buyer claims on the date that is twelve (12) months after the Closing Date, the Buyer and the Shareholders’ Representative shall deliver joint written instructions to the Escrow Agent to disburse from the Escrow Amount to the Shareholders’ Representative one half (1/2) of the then balance of the Escrow Amount, less the amount of any then outstanding Buyer claims (including without limitation claims described in Section 9.02(m)(ii) below). To the extent the Escrow Amount has not been fully distributed to satisfy Buyer claims on the date that is eighteen (18) months after the Closing Date, the Buyer and the Shareholders’ Representative shall deliver joint written instructions to the Escrow Agent to disburse the remaining balance of the Escrow Amount to the Shareholders’ Representative, less the amount of any then outstanding Buyer claims (including without limitation claims described in Section 9.02(m)(ii) below); provided, that an amount sufficient to resolve any pending Buyer claims shall be retained in the Escrow Amount, and, upon final disposition of all such claims, the Buyer and the Shareholders’ Representative shall provide joint written instructions to the Escrow Agent to disburse (i) to the Buyer, the amount of any allowed claims, and (ii) to the Shareholders’ Representative, the balance of the Escrow Amount. Each disbursement from the Escrow Amount to the Shareholders’ Representative shall include all interest accrued on the entire balance of the Escrow Amount through the close of business on the second business day preceding the date of such disbursement. All income on the Escrow Amount shall be treated as earned by the Shareholders and shall be so reported for all Tax purposes.
(l) Escrow Fees. The Escrow Amount shall be invested, maintained and disbursed in accordance with the terms and conditions of the Escrow Agreement and this Agreement. Fifty percent (50%) of the fees and expenses of the Escrow Agent with respect to the Escrow Agreement shall be paid by the Buyer and fifty percent (50%) of such fees and expenses shall be paid out of the Escrow Amount.
(m) Priority. Any indemnification to which a Buyer Indemnified Party is entitled under this Article 9 may be satisfied in whole or in part by payment to such Buyer Indemnified Party from the Escrow Amount in accordance with the terms of the Escrow Agreement, or recovered directly from the Shareholders; provided that: (i) to the extent funds are held in the Escrow Amount, Losses recoverable by a Buyer Indemnified Party pursuant to Section 9.02(a) above shall first be recovered from the Escrow Amount, and (ii) a Buyer Indemnified Party may recover from the Escrow Amount Losses arising from a claim pursuant to Section 9.02(b) above only if the Buyer Indemnified Party has first asserted a claim to recover such Losses directly against the Shareholder that breached such representation or warranty, and such Shareholder has not fully compensated the Buyer Indemnified Party for such Losses within thirty (30) days following the date on which the claim is asserted against such Shareholder. To the extent Losses arising from a claim pursuant to Section 9.02(b) above are recovered from the Escrow Amount, the Shareholder that breached the representation or warranty resulting in such Losses shall replenish the Escrow Amount with an amount equal to the amount recovered from the Escrow Amount by the Buyer Indemnified Parties in respect of such breach, within five (5) business days following the date of any related release from the Escrow Amount.
9.03 Certain Tax Matters. The following provisions shall govern the allocation of responsibility as between the Buyer and the Company on the one hand, and the Shareholders on the other hand, for certain tax matters following the Closing:

(a) The Buyer and the Shareholders agree that for tax purposes, the sale of the Shares pursuant to this Agreement shall take effect at the close of business on the Closing Date, as of which time the Company shall close its books.
(b) The Buyer shall not have any liability for, and the Shareholders (on a several, and not a joint and several basis, based upon such Shareholders’ Allocable Portion) shall indemnify, defend and hold harmless the Buyer in respect of, federal, state or local income taxes on income of the Company attributable to any periods ended on or prior to the Closing Date. The Shareholders shall not have any liability for, and the Buyer shall indemnify, defend and hold harmless the Shareholders in respect of, any federal, state or local income taxes on income of the Company attributable to periods commencing after the Closing Date. The other terms of this Agreement notwithstanding, the indemnification obligations of the parties set forth in this Section 9.03(b) shall be limited to the duration of the statute of limitations applicable to the Company for such income taxes, but shall not be limited in amount.
(c) For any tax periods ending on or before the Closing Date, the Shareholders shall, at the Company’s sole expense, prepare or cause to be prepared by the Company’s existing tax professional, Grant Thornton, LLP, all federal and state income Tax Returns for the Company which are required to be filed after the Closing Date. Subject to the requirements of applicable law, each such Tax Return shall be prepared in a manner consistent with past practices of the Company. Each such Tax Return shall be submitted to the Buyer at least fifteen (15) business days prior to the due date (including any extension thereof) for filing such Tax Return. Any disputes regarding such Tax Returns that cannot be resolved between the parties shall be resolved by the Firm on the terms and conditions specified in Section 1.01(c)(ii) above; provided, that the assignment of the Firm shall be appropriately modified to contemplate the nature of the dispute under this Section 9.03(c). The Shareholders shall cause to be filed timely such Tax Returns, as so modified.
(d) The Buyer, the Company and the Shareholders, shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 9.03 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(e) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including without limitation any penalties and interest) incurred in connection with this Agreement, shall be paid by the Buyer when due, and the Buyer will file or cause the Company to file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Shareholders’ Representative, on behalf of the Shareholders, will join in the execution of any such Tax Returns, any documents or certificates establishing an exemption from any such Taxes.

9.04	Limitation of Recourse.
(a) Following the Closing, the indemnification provided by Sections 9.02 and 9.03 above shall be the sole and exclusive remedy for any Losses of the Buyer, the Buyer Indemnified Parties, the Company or its Subsidiaries with respect to any misrepresentation or inaccuracy in, or breach of, any representations or warranties or any breach or failure in performance of any covenants or agreements made by the Company or the Shareholders in this Agreement, or in any exhibits or schedules hereto or any certificate delivered hereunder, except in the case of fraud. In no event shall the Buyer or the Buyer Indemnified Parties be entitled to recover or make a claim for any amounts in respect of lost profits or punitive damages, except to the extent such damages are recovered by a third party from the Buyer or the Buyer Indemnified Parties, and, in particular, no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses.
(b) Neither the Buyer, its successors or permitted assigns shall be entitled to claim or seek any rescission of the transactions consummated under this Agreement.
(c) The Buyer, the Company, its Subsidiaries and their respective successors and permitted assigns, hereby waive any right to seek and covenant not to seek contribution or other recovery from any officer, director, or employee (present or former) of the Company or its Subsidiaries, in his or her capacity as an officer, director or employee but not in his or her capacity as a holder of Shares, that any of them may now or in the future have under any Environmental Law. The Buyer, the Company, its Subsidiaries and their respective successors and permitted assigns hereby release all officers, directors and employees (present or former) of the Company and its Subsidiaries, in his or her capacity as an officer, director or employee but not in his or her capacity as a holder of Shares, from any and all such claims, demands and causes of action that any of them may now or in the future have under such Environmental Laws.
9.05	No Additional Representations; Disclaimer.
(a) The Buyer acknowledges that none of the Shareholders, the Company nor any of its Subsidiaries, nor any other Person acting on behalf of the Company or any of its Affiliates has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or any of its Subsidiaries or their respective businesses or assets, except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the schedules hereto or certificates delivered hereunder.
(b) In connection with the Buyer’s investigation of the Company and its Subsidiaries, the Buyer or the Buyer’s Representatives has received from or on behalf of the Company certain projections, including without limitation projected statements of operating revenues and income from operations of the Company and its Subsidiaries for the fiscal year ending December 31, 2007, and for subsequent fiscal years and certain business plan information for such fiscal year and succeeding fiscal years. The Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Buyer is familiar with such uncertainties, that the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including without limitation the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that the Buyer shall have no claim against the Shareholders or any other Person with respect thereto, except as specifically set forth herein. Accordingly, the Company makes no representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including without limitation the reasonableness of the assumptions underlying such estimates, projections and forecasts), except that such estimates, projections and forecasts were prepared in good faith by Company management.
(c) The Company has delivered to the Buyer all audits, assessments, risk assessments and other material reports and studies relating to environmental compliance and conditions associated with the operations, assets and properties of the Company and its Subsidiaries, and has afforded the Buyer access to the assets and properties of the Company and its Subsidiaries for the purpose of Buyer’s independent due diligence regarding environmental compliance and conditions. The Buyer acknowledges that it has conducted to its satisfaction, an independent investigation and verification of the assets, properties, financial condition, results of operations, liabilities and projected operations of the Company and its Subsidiaries, and in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on the results of its own independent investigation and verification and the representations and warranties of the Company and the Shareholders expressly and specifically set forth in this Agreement, including without limitation the schedules attached hereto. SUCH REPRESENTATIONS AND WARRANTIES BY THE COMPANY AND THE SHAREHOLDERS CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS TO THE BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY AND ITS SUBSIDIARIES) ARE SPECIFICALLY DISCLAIMED BY THE COMPANY AND THE SHAREHOLDERS.
9.06 Further Assurances. From time to time, as and when requested by any party hereto and at such party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

ARTICLE 10
DEFINITIONS
“AAA” has the meaning set forth in Section 12.12 hereof.
“Accredited Investor” has the meaning set forth in Section 1.03(a) hereof.
“Actual Working Capital” has the meaning set forth in Section 1.01(c)(ii) hereof.
     “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
     “Aggregate Stock Rights Payment” means the aggregate amount of the Stock Rights Payments, without reduction for any Stock Rights Withholding Amount, as set forth on the Stock Rights Statement.
     “Agreement” has the meaning set forth in the Preamble.
     “Allocable Portion” has the meaning set forth in Section 9.02(a) hereof.
     “Bank Debt” has the meaning set forth in Section 4.05(c) hereof.
     “Buyer” has the meaning set forth in the Preamble.
     “Buyer Indemnified Parties” has the meaning set forth in the Section 9.02 hereof.
     “Buyer’s Representatives” has the meaning set forth in Section 6.02 hereof.
     “Cap” has the meaning set forth in Section 9.02(a) hereof.
     “Cash Price” has the meaning set forth in Section 1.01(a) hereof.
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any successor statutes and any regulations promulgated thereunder.
     “CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System List.
     “Closing” has the meaning set forth in Section 1.02(a) hereof.
     “Closing Date” has the meaning set forth in Section 1.02(a) hereof.
     “Closing Purchase Price Allocation” has the meaning set forth in Section 1.03(b) hereof.
     “Closing Transactions” has the meaning set forth in Section 1.02(b) hereof.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company” has the meaning set forth in the Preamble.

     “Company Operating Agreement” means the Third Amended and Restated Operating Agreement of the Company (formerly known as “The Cust-O-Fab Companies LLC”) dated as of January 1, 2006.
     “Company’s Knowledge” has the meaning set forth in Section 12.03 hereof.
     “Confidentiality Agreements” has the meaning set forth in Section 6.02 hereof.
     “Contracts” has the meaning set forth in Section 4.09(a) hereof.
     “Deductible Amount” has the meaning set forth in Section 9.02(a) hereof.
     “Draft Working Capital Statement” has the meaning set forth in Section 1.01(c)(i) hereof.
     “Environmental Law” means any applicable federal, state, local or foreign statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, common law, injunction or other authorization in effect on the date hereof or at a previous time, relating to (a) emissions, discharges, releases or threatened releases of Hazardous Materials into the natural environment, including without limitation into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, septic systems or land; (b) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Materials; (c) occupational health and safety; or (d) otherwise relating to the pollution of the environment, solid waste handling treatment or disposal, operation or reclamation of oil and gas operations or mines, or protection of environmentally sensitive areas.
     “ERISA” has the meaning set forth in Section 4.14(a) hereof.
     “ERISA Affiliate” has the meaning set forth in Section 4.14(a) hereof.
     “Escrow Agent” has the meaning set forth in Section 1.02(b)(v) hereof.
     “Escrow Agreement” has the meaning set forth in Section 1.02(b)(v) hereof.
     “Escrow Amount” has the meaning set forth in Section 1.02(b)(v) hereof.
     “Estimated Working Capital” has the meaning set forth in Section 1.01(b)(i) hereof.
     “Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.
     “Financial Advisory Fees” means those investment banker fees and expenses, brokerage commissions, finders’ fees or similar compensation and expenses, payable to Growth Capital Partners, L.P. by the Company in connection with the transactions contemplated by this Agreement.
     “Financial Statements” has the meaning set forth in Section 4.05 hereof.

     “Firm” has the meaning set forth in Section 1.01(c)(ii) hereof.
     “Foreign Official” means any foreign government official, any official of a political party in a foreign country or any candidate for political office in a foreign country, and any employee of a company which is owned directly or indirectly in whole or in part by a foreign government.
     “GAAP” means the United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the Company’s historical accounting practices.
     “Hazardous Material” means (a) any “hazardous substance,” as defined by CERCLA; (b) any “hazardous waste” or “solid waste,” in either case as defined by RCRA; (c) any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any Environmental Law; (d) any radioactive material, including without limitation any naturally occurring radioactive material, and any source, special or byproduct material as defined in 42 U.S.C. 2011 et seq., and any amendments or authorizations thereof; (e) any asbestos-containing materials in any form or condition; (f) any polychlorinated biphenyls in any form or condition; or (g) petroleum, petroleum hydrocarbons, or any fraction or byproducts thereof.
     “HSR Act” has the meaning set forth in Section 4.13 hereof.
     “Indemnitee” has the meaning set forth in Section 9.02(e) hereof.
     “Indemnitor” has the meaning set forth in Section 9.02(e) hereof.
     “Intellectual Property Rights” means any and all trade names (registered and unregistered), trade secrets, patents and patent rights, patent applications, patents pending, service marks (registered and unregistered), trademarks (registered and unregistered), trademark and service mark registrations and applications, and copyrights.
     “Investment Representation Letter” means a letter in the form attached hereto as Exhibit H.
     “IRS” shall mean the United States Internal Revenue Service.
     “Key Executives” shall mean Arlo B. DeKraai, Clayton Hughes, Richard A. Shimer, Terry Stewart, David Mathews, James Lefler, Alan Black, Richard McDaniel, Jerry Schivally and Steven Rohman.
     “Latest Balance Sheet” has the meaning set forth in Section 4.05 hereof.
     “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, building, structure, improvement, fixture or other interest in real property held by the Company.
     “Letters of Credit/Performance Bonds” has the meaning set forth in Section 4.05(d) hereof.

     “Lien” has the meaning set forth in Section 3.04 hereof.
     “Loss” has the meaning set forth in Section 9.02(a) hereof.
     “Material” shall mean an event, change or circumstance that has resulted in or could reasonably be expected to result in, a loss to, diminution in value of, or adverse effect on the business, operations, assets, liabilities, financial condition or results of operations of the Company or its Subsidiaries, in excess of $25,000.
     “Material Adverse Change” means a change or event that gives rise to a Material Adverse Effect.
     “Material Adverse Effect” means any event, change, circumstance, fact or occurrence that has resulted in or could reasonably be expected to result in a material loss to or diminution in value of the business, assets, properties, financial condition or results of operations of the Company taken as a whole; provided, that effects attributable to the following causes shall not be deemed to be Material Adverse Effects for purposes of this Agreement: (i) changes in general economic business or regulatory conditions in the geographic regions in which the Company conducts its business; or (ii) changes in the oil and gas industry generally, that do not have a disproportionate effect on the Company relative to effect on other companies operating in the industry, or (iii) changes attributable to the announcement of the transactions contemplated by this Agreement.
     “Net Stock Rights Payment” has the meaning set forth in Section 6.01(d) hereof.
     “Objection Notice” has the meaning set forth in Section 1.01(c)(ii) hereof.
     “Owned Real Estate” has the meaning set forth in Section 4.07(c) hereof.
     “Permits” has the meaning set forth in Section 4.16 hereof.
     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof.
     “Plans” has the meaning set forth in Section 4.14(a) hereof.
     “Purchase Price” has the meaning set forth in Section 1.01(a) hereof.
     “RCRA” means the Resource Conservation and Recovery Act, as amended, or any successor statutes or regulations promulgated thereunder.
     “Registration Statement” shall mean a registration statement to be filed by WGI for the registration of shares of WGI Common Stock for the purpose of raising the funds necessary to fund the Cash Price and to pay the other amounts to be paid by the Buyer pursuant to this Agreement.
     “SEC” shall mean the United States Securities and Exchange Commission.

     “Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.
     “Shares” has the meaning set forth in the Preamble.
     “Shareholder Loans” means the loans from the Company to certain of the Shareholders set forth on the attached Schedule 1.01.
     “Shareholders” has the meaning set forth in the Preamble.
     “Shareholders’ Representative” has the meaning set forth in Section 11.01 hereof.
     “Stock Option Plan” means the Company’s non-qualified Stock Option Plan adopted by the Company as of January 1, 2006, that authorizes the Company to grant options and to issue Shares to its employees.
     “Stock Rights Participant” has the meaning set forth in Section 6.01(d) hereof.
     “Stock Rights Payment” has the meaning set forth in Section 6.01(d) hereof.
     “Stock Rights Plan” means the Company’s Stock Rights Plan adopted by the Company as of January 1, 2006, that provides for monetary payments by the Company to plan participants upon the occurrence of a sale of the Company or other operative event.
     “Stock Rights Statement” has the meaning set forth in Section 6.01(d) hereof.
     “Stock Rights Withholding Amount” has the meaning set forth in Section 6.01(d) hereof.
     “Subsidiary(ies)” has the meaning set forth in Section 4.02 hereof.
     “Target Working Capital” means an amount equal to $24,839,410.15.
     “Tax” or “Taxes” means any federal, state, local and/or foreign income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated and/or other tax, fee or charge imposed by any governmental authority of any kind whatsoever, including without limitation any interest, penalty or addition thereto, whether disputed or not.
     “Tax Benefit” has the meaning set forth in Section 9.02(f) hereof.
     “Tax Returns” means any return, report, information return or other document (including without limitation schedules and any related or supporting information) filed or required to be filed with any governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

     “Third Party Claim” has the meaning set forth in Section 9.02(e) hereof.
     “Threshold” has the meaning set forth in Section 9.02(a) hereof.
     “Transaction Expenses” shall mean the costs and expenses of the Company, including without limitation fees and expenses of the Company’s legal counsel, accountants and other professional advisors, that are incurred in connection with the preparation, negotiation and performance of this Agreement, and the transactions contemplated in connection herewith, to the extent not paid by the Company prior to Closing.
     “WGI” means Willbros Group, Inc., a Republic of Panama corporation that is the parent corporation of the Buyer.
     “WGI Board” has the meaning set forth in Section 5.08 hereof.
     “WGI Common Stock” means the common stock of WGI, par value $0.05 per share.
     “WGI Registered Stock” shall mean the WGI Common Stock, the offering and sale of which shall be registered pursuant to the Registration Statement.
     “WGI SEC Documents” has the meaning set forth in Section 5.08 hereof.
     “Working Capital” shall mean an amount calculated in accordance with GAAP, using the process identified in the Working Capital Computation exhibit attached hereto as Exhibit A, equal to the excess of (i) the sum of the Company’s current assets as of the close of business on the day immediately prior to the Closing Date (i.e., cash, accounts receivable, inventory, prepaid expenses, cost in excess of billing and other current assets, net of reserves) over (ii) the sum of the Company’s current liabilities (i.e., Bank Debt, accounts payable, billing in excess of cost and other current liabilities), in each case as of the close of business on the day immediately prior to the Closing Date; provided, however, the aggregate amount of the Shareholder Loans have been excluded from the computation of the Company’s Target Working Capital, but shall be treated as a current asset of the Company for the purpose of calculating the Company’s Estimated Working Capital and Actual Working Capital; the Company’s Bank Debt shall be the post-Closing responsibility of the Buyer, has been included as a current liability in the calculation of the Target Working Capital, and shall be included as a current liability in the calculation of the Company’s Estimated Working Capital and Actual Working Capital; and the Company’s obligations with regard to the Company’s Stock Rights Plan have been excluded from the Company’s Target Working Capital computation, and shall be excluded from the Company’s Estimated Working Capital and Actual Working Capital computations.
ARTICLE 11
SHAREHOLDERS’ REPRESENTATIVE
11.01 Designation. Mr. Arlo B. DeKraai (the “Shareholders’ Representative”) is hereby designated by the Shareholders to serve as the representative of the Shareholders with respect to the matters expressly set forth in this Agreement to be performed by the Shareholders’ Representative.

11.02 Authority. By execution of this Agreement, each of the Shareholders hereby irrevocably appoints the Shareholders’ Representative as the agent, proxy and attorney in fact for such Shareholder for all purposes of this Agreement, including, without limitation, the full power and authority on such Shareholder’s behalf: (i) to consummate the transactions contemplated hereby; (ii) to cause the Company to pay such Shareholder’s expenses incurred in connection with the negotiation and performance of this Agreement (whether incurred on or after the date hereof); (iii) to disburse any funds received hereunder to such Shareholder and each other Shareholder in accordance with the terms of the Company Operating Agreement; (iv) to execute and deliver any certificates representing the Shares, and to execute such further instruments of assignment as the Buyer shall reasonably request; (v) to execute and deliver on behalf of such Shareholder any amendment or waiver hereto; (vi) to take all other actions to be taken by or on behalf of such Shareholder in connection herewith; (vii) to negotiate, settle, compromise and otherwise handle the Working Capital adjustment and all claims for indemnification made by the Buyer or the Shareholders hereunder; (viii) to direct such Shareholder to pay any amount owing for indemnity claims or otherwise under this Agreement (and such Shareholder promptly and without dispute shall comply with such demand), including without limitation the authority to direct or approve disbursement of funds from the Escrow Amount; (ix) to waive any and all transfer restrictions or rights of first refusal set forth in the Company Operating Agreement or otherwise, with regard to the transactions described in this Agreement; and (x) to do each and every act and exercise any and all rights which such Shareholder or the Shareholders collectively are permitted or required to do or exercise under this Agreement. Each of the Shareholders agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Shareholders’ Representative, as applicable, and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of such Shareholder.
11.03 Exculpation. Neither the Shareholders’ Representative nor any agent employed by him shall incur any liability to any Shareholder by virtue of the failure or refusal of the Shareholders’ Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of any other duties hereunder, except for actions or omissions constituting fraud or bad faith.
ARTICLE 12
MISCELLANEOUS
12.01 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein shall be issued or made without the approval of the Buyer and the Shareholders’ Representative, unless required by law or stock exchange rule (in the opinion of legal counsel) in which case the Buyer and the Shareholders’ Representative shall have the right to review such press release or announcement prior to publication.
12.02 Expenses. The Shareholders (on their behalf and on behalf of the Company) and the Buyer, shall each pay all of their own expenses (including without limitation attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not). The Company shall not bear any of the expenses of this transaction except to the extent included in Transaction Expenses.

12.03 Knowledge Defined. With respect to the representations and warranties of the Company set forth herein, which are made subject to the qualifications “to the Knowledge of the Company,” “to the Company’s Knowledge” or other qualifications of similar import, the Company shall be deemed to have knowledge of any matter, fact, or thing that is, as of the date hereof or the Closing Date, actually known to Arlo B. DeKraai, Clayton Hughes, Richard A. Shimer, Terry Stewart, David Matthews, James Lefler, Alan Black, Richard McDaniel, Jerry Schivally, Steven Rohman or Travis Cummings.
12.04 Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or received by certified mail, return receipt requested, or sent by reputable overnight courier service (charges prepaid) to the address set forth below or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder (a) when delivered personally to the recipient, (b) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (c) upon machine-generated acknowledgment of receipt after transmittal by facsimile if so acknowledged to have been received before 5:00 p.m. on a business day at the location of receipt and otherwise on the next following business day, provided that such notice, demand or other communication is also deposited within 24 hours thereafter with a reputable overnight courier service (charges prepaid) for delivery to the same Person, or (d) five (5) days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid.
Notices to the Buyer:
Willbros USA, Inc.
4400 Post Oak Parkway, Suite 1000
Houston, Texas 77027
Telecopy: (713) 403-8066
Attention: President
with a copy to:
Conner & Winters, LLP
4000 One Williams Center
Tulsa, Oklahoma 74172-0148
Telecopy: (918) 586-8625
Attention: Robert A. Curry
Notices to the Shareholders’ Representative:
Mr. Arlo B. DeKraai
1900 North 161st East Avenue
Tulsa, Oklahoma 74116
Telecopy: (918) 879-2746

Notices to the Company:
INTEGRATED SERVICE COMPANY LLC
1900 North 161st East Avenue
Tulsa, Oklahoma 74116
Telecopy: (918) 879-2746
Attn:     Arlo B. DeKraai
with a copy of all notices to the Shareholders’ Representative or the Company to:
HALL, ESTILL, HARDWICK, GABLE,
     GOLDEN & NELSON, P.C.
320 S. Boston Ave., Suite 400
Tulsa, Oklahoma 74103
Attn:     Jerry R. Nichols
              Thomas P. Nally
Telecopy:     (918) 594-0505
12.05 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Buyer, without the prior written consent of the Shareholders’ Representative, or by any Shareholder or the Shareholders’ Representative, without the prior written consent of the Buyer.
12.06 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
12.07 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.
12.08 Amendment and Waiver. Any provision of this Agreement or the schedules or exhibits hereto may be amended or waived only in writing signed by the Buyer, the Company and the Shareholders’ Representative. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.
12.09 Complete Agreement. This Agreement and the documents referred to herein (including without limitation the Confidentiality Agreements) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

12.10 Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.
12.11 Governing Law; Jurisdiction. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma, without giving effect to any choice or conflict of law provisions or rules that would cause the application of laws of any jurisdiction other than the State of Oklahoma. The parties hereto irrevocably and unconditionally submit to the jurisdiction of any state or federal court sitting in the City of Tulsa, State of Oklahoma, over any suit, action or proceeding brought pursuant to the terms of this Agreement.
12.12 Arbitration. In the event any dispute or disagreement between the parties hereto as to the interpretation of any provision of this Agreement (or the performance of any obligation hereunder), the matter, upon written request of any party hereto, shall be referred to the Buyer and the Shareholders’ Representative for decision. Such Persons shall promptly meet in a good faith effort to resolve the dispute. If such Persons do not agree upon a resolution within thirty (30) calendar days after reference of the matter to them, any controversy, dispute or claim arising out of or relating in any way to this Agreement or the transactions arising hereunder shall (except as provided in Sections 1.01(c)(ii) and 9.03(c) above) be settled exclusively by arbitration in the City of Tulsa, Oklahoma. Such arbitration shall be administered by the American Arbitration Association located in Dallas, Texas (the “AAA”) in accordance with its then prevailing rules (except as otherwise provided herein), by one independent and impartial arbitrator selected in accordance with such rules. Notwithstanding anything to the contrary provided in Section 12.11 hereof, the arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. § 1 et seq. The fees and expenses of the AAA and the arbitrator shall be shared equally by the Buyer and the Shareholders, and advanced by them from time to time as required; provided, that, at the conclusion of the arbitration, the arbitrator may award costs and expenses (including without limitation the costs of the arbitration previously advanced and the fees and expenses of attorneys, accountants and other experts), to the prevailing party. No pre-arbitration discovery shall be permitted, except that the arbitrator shall have the power in his or her sole discretion, on application by either party, to order pre-arbitration examination of the witnesses and documents that the other party intends to introduce in its case-in-chief at the arbitration hearing. The Buyer and the Shareholders’ Representative shall instruct the arbitrator to render his or her award within thirty (30) days following the conclusion of the arbitration hearing. Notwithstanding anything to the contrary provided in this Section 12.12 and without prejudice to the above procedures, either party may apply to any court of competent jurisdiction for temporary injunctive or other provisional judicial relief if such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitration is convened and available to hear such party’s request for temporary relief. The award rendered by the arbitrator shall be final and not subject to judicial review, and judgment thereon may be entered in any court of competent jurisdiction.

12.13 No Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the named parties hereto.
* * * * * * * * * * * * * *
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

“COMPANY” INTEGRATED SERVICE COMPANY LLC
By:	/s/ Arlo B. DeKraai, President
Arlo B. DeKraai, President

“SHAREHOLDERS”
/s/ Donald Bennett
Donald Bennett, Individually and as Co-Trustee of
the Donald and Andrea Bennett Revocable Living Trust dated June 14, 2006

/s/ Andrea Bennett
Andrea Bennett, as Co-Trustee of the Donald and
Andrea Bennett Revocable Living Trust dated June 14, 2006

/s/ Travis D. Cummings
Travis D. Cummings, Individually and as Trustee of
The Travis D. Cummings Revocable Living Trust

/s/ Arlo B. DeKraai
Arlo B. DeKraai, Individually and as Trustee of The
Arlo B. DeKraai 1990 Revocable Trust, dated August 29, 1990, as amended and restated

/s/ Clayton W. Hughes
Clayton W. Hughes, Individually and as Co-Trustee of the Clayton W. Hughes Revocable Trust dated February 5, 1999

/s/ Gina D. Hughes
Gina D. Hughes, Co-Trustee of the Clayton W. Hughes
Revocable Trust dated February 5, 1999

/s/ Laura A. Cardinal
Laura A. Cardinal, Individually and as Trustee of
the Laura A. Cardinal 1998 Revocable Trust

/s/ Alan J. Black
Alan J. Black, Individually and as Co-Trustee of the
Alan J. Black and Linda M. Black Revocable Living Trust, dated February 14, 2006

/s/ Linda M. Black
Linda M. Black, as Co-Trustee of the Alan J. Black
and Linda M. Black Revocable Living Trust, dated February 14, 2006

/s/ Steven W. Rohman
Steven W. Rohman, Individually and as Co-Trustee
of The Steven W. Rohman and Jan L. Rohman Revocable Living Trust, dated September 13, 2007

/s/ Jan L. Rohman
Jan L. Rohman, Co-Trustee of The Steven W. Rohman
and Jan L. Rohman Revocable Living Trust, dated September 13, 2007

/s/ James C. Lefler
James C. Lefler

/s/ Jerry Schivally
Jerry Schivally

/s/ Richard A. Shimer
Richard A. Shimer

/s/ Walter Ray Tacker
Walter Ray Tacker

/s/ James C. Johnson, Jr.
James C. Johnson, Jr.

/s/ Terry L. Stewart
Terry L. Stewart

/s/ Stephanie Stump
Stephanie Stump

/s/ Richard M. McDaniel
Richard M. McDaniel

/s/ David D. Mathews
David D. Mathews

/s/ John T. McNabb
John T. McNabb

/s/ Robert R. Harl
Robert R. Harl

“SHAREHOLDERS REPRESENTATIVE”
/s/ Arlo B. DeKraai
Arlo B. DeKraai

“BUYER” WILLBROS USA, INC.
By:	/s/ Dennis G. Berryhill
Dennis G. Berryhill, Authorized Representative

“WGI” WILLBROS GROUP, INC. (but only for the purposes of Sections 1.01(a)(ii), 1.02(b)(vi), 5.08, 7.07, 7.08 and 7.09 hereof)
By:	/s/ Dennis G. Berryhill
Dennis G. Berryhill, Authorized Representative

EXHIBITS*

Exhibit A	Working Capital Computation

Exhibit B	Release by Stock Rights Participants

Exhibit C	Escrow Agreement

Exhibit D	FIRPTA Affidavit

Exhibit E	Form of Employment Agreement

Exhibit F	Company Certificate

Exhibit G	Buyer Certificate

Exhibit H	Form of Investment Representation Letter

Exhibit I	Shareholder Certificate

*	Omitted. The Company agrees to furnish supplementally a copy of any omitted exhibit to the Securities and Exchange Commission upon request.

SCHEDULES*

Shareholders Schedule
Schedule 1.01	Shareholder Loans
Schedule 3.03	No Violation
Schedule 4.02	Subsidiaries
Schedule 4.03	Authorization
Schedule 4.05	Accounting Matters
Schedule 4.05(d)	Letters of Credit/Performance Bonds
Schedule 4.06	Absence of Certain Developments
Schedule 4.07(a)	Leased Real Property
Schedule 4.07(c)	Owned Real Estate
Schedule 4.07(d)	Liens
Schedule 4.07(e)	Tangible Personal Property
Schedule 4.08	Tax Matters
Schedule 4.09	Contracts
Schedule 4.10	Intellectual Property
Schedule 4.11	Litigation
Schedule 4.13	Governmental and Third Party Consents
Schedule 4.14	Employee Benefits
Schedule 4.15	Labor Matters
Schedule 4.17	Environmental Matters
Schedule 4.18	Insurance
Schedule 4.19	Condition of Assets
Schedule 4.22	Customers and Suppliers
Schedule 4.23	Products Liability
Schedule 4.24	Transactions with Certain Persons
Schedule 4.25	Accounts; Signatories
Schedule 4.26	Sales Representatives, Dealers and Distributors
Schedule 4.28	FCPA
Schedule 4.29	Export Compliance
Schedule 5.03	No Violation (Buyer)

*	Omitted. The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

SHAREHOLDERS SCHEDULE

				Shareholder
				Loan	Allocable
				Repayment	Portion of Cash
	Number of		Number of	(to be	Price
	Shares	Allocable	WGI	completed at	(to be completed
Name	Owned	Portion	Shares	Closing)	at Closing)
Donald and Andrea Bennett Revocable Living Trust, dated 6/14/2006	59,028	6.497%	41,417

The Travis D. Cummings Revocable Living Trust	59,028	6.497%	41,417

The Arlo B. DeKraai 1990 Revocable Trust, dated 8/29/1990	283,332	31.187%	198,809

Clayton W. Hughes Revocable Trust, dated 2/5/1999	200,694	22.091%	140,825

James C. Lefler	29,514	3.249%	20,711

Jerry Schivally	29,514	3.249%	20,711

Richard A. Shimer	29,514	3.249%	20,711

Walter Ray Tacker	29,514	3.249%	20,711

The Steven W. Rohman and Jan L. Rohman Revocable Living Trust dated September 13, 2007	5,903	0.650%	4,144

James C. Johnson Jr.	5,903	0.650%	4,144

Terry L. Stewart	25,000	2.752%	17,543

Alan J. Black and Linda M. Black Revocable Living Trust, dated 2/14/2006	12,500	1.376%	8,772

Richard M. McDaniel	7,500	0.825%	5,259

David D. Mathews	7,500	0.825%	5,259

John T. McNabb	3,000	0.330%	2,104

Robert R. Harl	3,000	0.330%	2,104

Stephanie Stump	59,028	6.497%	41,417

Laura A. Cardinal 1998 Revocable Trust	59,028	6.497%	41,417

TOTALS	908,500	100.000%	637,475